                                            PURCHASE AND SALE AGREEMENT

                                                    Dated as of

                                                 January 16, 2002

                                                  By and Between

                                   Diamond-Koch, L.P. and Diamond-Koch III, L.P.

                                                        and

                                     Enterprise Products Texas Operating L.P.

                                                 TABLE OF CONTENTS

Exhibits

Exhibit 2.05      .........Form of Services Agreement
Exhibit 2.05A     .........Form of P/P Splitter Facility Ground Lease
Exhibit 2.05B     .........Form of Other Splitter Assets Ground Lease
Exhibit 2.06A     .........Form of Storage Lease for RGP
Exhibit 2.06B     .........Form of Storage Lease for PGP
Exhibit 2.07      .........Form of Pipeline Easement
Exhibit 6.10      .........Product Storage Verification and Adjustment Procedure
Exhibit 8.01(a)-I .........Form of Deed
Exhibit 8.01(a)-II.........Form of Water Deed
Exhibit 8.01(b)-I .........Bill of Sale and Assignment
Exhibit 8.01(b)-II.........Assignment and Conveyance
Exhibit 8.01(c)   .........Transition Services Agreement

Schedules

Schedule I        .........Title Reports
Schedule 2.01(a)  .........Wells
Schedule 2.01(c)  .........Pipelines
Schedule 2.01(e)  .........Fee Property
Schedule 2.01(h)  .........Transferred Intellectual Property
Schedule 2.01(i)  .........Personal Property
Schedule 2.02(b)  .........Facility and Other Propylene Assets
Schedule 2.02(f)  .........Other Assets
Schedule 2.04(e)  .........Other Liabilities
Schedule 2.07     .........Facilities Requiring Easements
Schedule 3.02(a)(i)........Prepaid Items and Expenses
Schedule 3.02(a)(ii).......Prorated Property Taxes
Schedule 4.02     .........No Violations (Seller)
Schedule 4.05     .........Legal Proceedings
Schedule 4.06     .........Transferred Contracts
Schedule 4.07     .........Permits
Schedule 4.08     .........Material Instruments
Schedule 4.10     .........Taxes
Schedule 4.11     .........Compliance
Schedule 4.12     .........Environmental
Schedule 4.15(a)  .........Capital Projects Planned and In Progress
Schedule 4.15(b)  .........Capital Projects Incomplete at Effective Time
Schedule 4.16     .........Preferential Purchase Rights
Schedule 5.05     .........No Violations (Buyer)
Schedule 6.02     .........Interim Services Agreements
Schedule 6.06     .........Consents to Assignment - Formation of Diamond-Koch
Schedule 6.07     .........Restricted Assignability
Schedule 7.07     .........Repermitted Wells
Schedule 11.01    .........Employees

                                            PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into this 16th day of January, 2002, by and between Diamond-Koch, L.P., a Texas limited partnership ("D-K I"), and Diamond-Koch III, L.P., a Texas limited partnership ("D-K III")  (hereinafter collectively called the "Seller"), and Enterprise Products Texas
Operating L.P., a Texas limited partnership (hereinafter called the "Buyer").  The parties hereto may be referred to herein collectively as "Parties" or individually as a "Party."  Capitalized terms/phrases not otherwise defined in the text of this Agreement are defined in Article I hereof.

         WHEREAS, Seller owns, or owns an interest in, certain assets (the "Storage Assets" as defined in Section
2.01) used or engaged in the business of storing natural gas liquids and olefins; and

         WHEREAS, pursuant to the terms of this Agreement, Seller desires to sell and Buyer desires to purchase the Storage Assets.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the
Parties agree as follows:

                                                        ARTICLE I
         DEFINITIONS

         "Accounting Firm" shall have the meaning given it in Section 7.01(b).

         "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  For purposes of the definition of "Affiliate," the term "control" (including the correlative terms "controlled by" and "under the common control of"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract, or otherwise; provided, that Valero Energy Corporation and Koch Industries, Inc., and their Affiliates shall be deemed to be Affiliates of Seller.

         "Agreement" shall have the meaning given it in the Introduction.

          "Ancillary Facility Assets" shall have the meaning given it in Section 2.07.

         "Applications" shall have the meaning given it in Section 7.07.

         "Asbestos" shall have the meaning given it in Section 9.01(f).

         "Assumed Liabilities" shall have the meaning given it in Section 2.03.

         "Business Day" means any day, Monday through Friday, on which nationally chartered banks are open for the transaction of business in Houston, Texas.

         "Buyer" shall have the meaning given it in the Introduction.

         "Buyer Guarantor" means Enterprise Products Partners L.P., a Delaware limited partnership.

         "Buyer Indemnitees" shall have the meaning given it in Section 9.02(a).

         "Buyer Notice" shall have the meaning given it in Section 10.04.

         "Capital Projects" shall have the meaning given it in Section 4.15.

         "Casualty Loss" shall have the meaning given it in Section 6.01(a).

         "Closing" shall have the meaning given it in Section 8.01.

         "Closing Date" means the date on which the Closing shall occur.

         "Closing Statement" shall have the meaning given it in Section 3.02(c).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" means contracts, leases, licenses, easements, indentures, agreements, purchase orders, commitments and all other legally binding arrangements, whether oral or written, express or implied.

         "CPR" shall have the meaning given it in Section 12.12(b).

         "Disputes" shall have the meaning given it in Section 12.12(b).

         "D-K I" shall have the meaning given it in the Introduction.

         "D-K III" shall have the meaning given it in the Introduction.

         "Effective Time" shall have the meaning given it in Section 2.01.

         "Employees" shall have the meaning given it in Section 11.01(a).

         "Employment Effective Time" shall have the meaning given it in Section 11.01(a).

         "Enforcement Proceedings" shall have the meaning given it in Section 12.12(a).

         "Environmental Contamination" means soil contamination, water contamination, air contamination, or other environmental damage or contamination resulting from the presence or release into the environment of any
Hazardous Material.

         "Environmental Laws" means any and all Legal Requirements or Orders, rules, codes, policies, directives, standards, licenses or Permits of any Governmental Body relating to the environment, specifically including, but not limited to, those relating to the exposure to, use, Release, emission, presence, storage, treatment, generation, transportation, processing or handling of Hazardous Materials, previously or presently in effect, including, but not limited to, the Safe Drinking Water Act, 42 U.S.C.ss.300f et seq.; the Federal Insecticide,
Fungicide and Rodenticide Act, 7 U.S.C.ss.136 et seq.; the Toxic Substances Control Act, 15 U.S.C.ss.2601 et seq.;
the Oil Pollution Act of 1990, 33 U.S.C.ss.2701 et seq.; the Clean Water Act, 33 U.S.C.ss.1251 et seq.; the Clean
Air Act, 42 U.S.C.ss.7401 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C.ss.6901 et seq.; the
Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.ss.9601 et seq.; and the Emergency
Planning and Community Right to Know Act, 42 U.S.C.ss.11001 et seq., and all similar statutes adopted by the
United States government or the State of Texas, as each may be amended from time to time.

         "Environmental Liability" means any Liability/Claim for or obligation resulting from or related to any failure to comply with any Environmental Law or from any Environmental Contamination.

         "ERISA" shall have the meaning given it in Section 11.02(a).

         "Excluded Assets" shall have the meaning given it in Section 2.02.

         "Excluded Liabilities" shall have the meaning given it in Section 2.04.

         "Facility" shall mean the three propane/propylene fractionation facilities constructed, altered, or enlarged by its owners or their predecessors in title, Fina Splitter, Inc. and Seller, located on land which comprises a part of Seller's Mont Belvieu East Facility.

         "Facility Purchaser" shall mean the purchaser of the Facility and the propylene business related thereto.

         "Final Recap" shall have the meaning given it in Section 7.01(a).

         "Final Recap Date" shall have the meaning given it in Section 7.01(a).

         "Final Recap Statement" shall have the meaning given it in Section 7.01(a).

         "Formation Non-Conveyed Contracts" shall have the meaning given it in Section 6.06.

         "Fresh Water Wells #3 and #4" shall mean the fresh water wells owned by Seller pursuant to that certain
Special Warranty Deed listed on Schedule 4.08 and recorded in Volume 386 at Page 110 of the Official Public
Records of Chambers County, Texas.

         "Governmental Body" means any (a) nation, state, county, city, town, village, district, territory, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c)
governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitration panel.

         "Ground Leases" shall have the meaning given it in Section 2.05.

         "Hazardous Material" means any "hazardous waste," "hazardous substance," "extremely hazardous substance," "toxic chemical," "hazardous chemical," "toxic pollutants," "contaminants," "chemical," "chemical substance," or "asbestos," as such terms are defined in any of the Environmental Laws, or related substances, in such quantities or concentrations as are regulated by such Environmental Laws or other applicable laws, or which may be declared to constitute a material threat to human health or to the environment.

         "Hired Employees" shall have the meaning given it in Section 11.01(a).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnitee" shall have the meaning given it in Section 9.06.

         "Indemnitor" shall have the meaning given it in Section 9.06

         "Intellectual Property Interests" means patents, patent applications (filed, unfiled or being prepared), records of invention disclosures, trademarks (registered or unregistered), trademark applications (filed, unfiled or being prepared), trade names, copyrights (registered or unregistered), copyright applications (filed, unfiled or being prepared), service marks (registered or unregistered), service mark registrations, service mark applications (filed, unfiled or being prepared), all together with the goodwill associated with such marks or names, trade secrets, shop and royalty rights, technology, inventions, know-how, processes and confidential and proprietary information, including any being developed (including but not limited to designs, manufacturing data, design data, test data, operational data, and formulae), whether or not recorded in tangible form through drawings, software, reports, manuals or other tangible expressions, whether or not subject to statutory registration, whether foreign or domestic, and all rights to any of the foregoing.  Notwithstanding the foregoing, the names "Diamond-Koch," "Koch," or "Diamond" and any marks or goodwill associated therewith are not
"Intellectual Property Interests."

         "Interim Services Agreements" shall have the meaning given it in Section 6.02(a).

         "Knowledge of Seller" or "Known" means the actual knowledge of any officer of Seller applicable to the
Storage Assets as of the date first written above, after such officers have made inquiry of the following direct reports:  Tim Jones, Storage Manager and Robert Weber, Maintenance Manager.  The officers of Seller, applicable to the Storage Assets, are as follows:  Gil H. Radtke, President; Philip Winter, General Manager, Storage; Todd

Svihovec, Vice-President, Operations; and James Spexarth, Vice President-Finance, Chief Financial Officer, and
Secretary.

         "Legal Requirement" means any order, constitution, law, ordinance, regulation, statute, or treaty issued by any Governmental Body, any principle of common law or governmental interpretation thereof.

         "Liabilities/Claims" shall have the meaning given it in Section 9.02(a).

         "Lien" means, with respect to any Storage Asset, any mortgage, deed of trust, claim, pledge, charge, security interest, right of first refusal, option, judgment, or encumbrance.

         "Material Contract" means any Contract of the following types used or held for use primarily in or related primarily to the ownership or operation of the Storage Assets:  (i) any lease (whether of real or personal property) providing for annual rental payments or receipts of One Hundred Thousand Dollars ($100,000.00)
or more, (ii) any construction or other agreements relating to Capital Projects, (iii) any storage agreements providing for annual payments or receipts in connection with Seller's ownership and operation of the Storage
Assets of Five Hundred Thousand Dollars ($500,000.00) or more, other than agreements which have a term of thirty
(30) days or less or which can be terminated without penalty upon notice of thirty (30) days or less, (iv) the
Oxy Brine Agreement (as hereinafter defined), (v) any shared facility agreements between Seller and any owner of the Facility and the related propylene business, (vi) any Contracts containing preferential rights to purchase all or any portion of the Storage Assets as a result of the transactions contemplated hereby which rights have not, or by the Closing will not have been, waived or expired, or (vii) any partnership agreement, limited liability company agreement or joint venture agreement (excluding the partnership, limited liability company, venture, or administrative services agreements of Seller and Seller's partners, none of which will be assigned as part of the Storage Assets) to which either Seller is a party relating to the Storage Assets; provided, that
"Material Contract" does not include any Interim Services Agreements.

         "Material Instruments" shall have the meaning given it in Section 4.08.

         "Mont Belvieu I Fractionator" shall mean that certain natural gas liquids fractionation facility located in Mont Belvieu, Texas, in which D-K I holds an undivided 80% interest.

         "Mont Belvieu East Facility" shall mean the underground storage facility owned by Seller located on the land identified as such in Schedule 2.01(e) hereto.

         "Mont Belvieu West Facility" shall mean the underground storage facility owned by Seller located on the land identified as such in Schedule 2.01(e) hereto.

         "Net Operating Cash Flow" shall have the meaning given it in Section 7.06.

         "Net Operating Cash Deficit" shall have the meaning given it in Section 7.06.

          "Non-Conveyed Contracts" shall have the meaning given it in Section 6.07(a).

          "Order" means any award, decision, injunction, judgment, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

         "Oxy" means Occidental Chemical Corporation, its successors or assigns.

         "Oxy Brine Agreement" means that certain Brine Operating Agreement originally between Diamond Shamrock
Chemicals Company and Diamond Shamrock Refining and Marketing Company dated August 25, 1986, as amended on March
7, 1989, and on December 4, 2001.

         "Permits" shall have the meaning given it in Section 2.01(b).

         "Permitted Encumbrances" shall mean:

         (a)      the Liens contained in (A) any of the Material Instruments; (B) other easements, leases, permits, or other conveyancing documents either delivered to Buyer by Seller or which are of record in the land records of Chambers County, Texas, including as shown in the Title Certificates; and (C)
                  the Material Contracts;

         (b)      Liens for all taxes and assessments that are not yet due and payable (or if delinquent, that are being contested in good faith by Seller by appropriate Proceedings);

         (c)      mechanics', materialmen's, repairmen's and other similar Liens arising by operation of law and incurred in the ordinary course of business and securing obligations incurred prior to the Effective
                  Time and (A) for which Seller is responsible for payment or (B) for which Buyer has expressly agreed to assume or pay pursuant to the terms hereof;

         (d)      any obligations or duties affecting the Storage Assets as to any Governmental Body under any Permit or any Legal Requirements, and any rights reserved to or vested in any Governmental Body to control or regulate the Storage Assets or the operation thereof in any manner;

         (e)      utility easements, restrictive covenants, defects in title and irregularities and other matters set forth on, and included in, the Title Certificates;

         (f)      preferential rights to purchase, required third-party consents to assignment and other similar agreements with respect to which waivers or consents have been obtained from the appropriate parties or as to which the appropriate time for asserting such rights has expired without an exercise of such rights;

         (g)      unless Known by Seller, superior ownership rights or rights of priority which may be held or owned, or which may have been acquired by any third Person, due to the fact that an instrument was not obtained over lands traversed by one of the Pipelines or due to the fact that any of the
                  Material Instruments may not have been recorded in the appropriate county real estate records;
                  or

         (h)      other Liens entered into in the ordinary course of business that do not secure the payment of indebtedness and that could not reasonably be expected to have a material adverse effect on the value or the continued use and operation of the assets to which they relate.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, business, syndicate, sole proprietorship, association, organization, labor union, or other entity or Governmental Body.

         "PGP" means polymer grade propylene.

         "Pipeline Easement" shall have the meaning given it in Section 2.07.

         "Pipelines" shall have the meaning given it in Section 2.01(c).

         "Plans" shall have the meaning given it in Section 11.02(a).

         "Pre-Closing Period" shall have the meaning given it in Section 10.02(b)(iii).

         "Proceeding" means any action, arbitration, audit, claim, inspection, notice, review, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal), at law or in equity, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental
Body.

         "Proceeding Notice" shall have the meaning given it in Section 10.04.

         "Propylene Business Pipelines" shall have the meaning given it in Section 2.07.

         "Purchase Price" shall have the meaning given it in Section 3.01.

         "Real Property" shall have the meaning given it in Section 2.01(e).

         "Records" shall have the meaning given it in Section 2.01(g).

         "Release" or "Released" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating, or disposing (including, but not limited to, the abandoning or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) of a substance into the environment.

         "Repermitted Wells" shall have the meaning given it in Section 7.07.

         "Repermitting Date" shall have the meaning given it in Section 7.07.

         "Restricted Asset" shall have the meaning given it in Section 6.07(b)

         "Restriction" shall have the meaning given it in Section 6.07(b).

         "Return" means any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments relating to Taxes.

         "RGP" means refinery grade propylene.

         "Seller" shall have the meaning given it in the Introduction.

         "Seller Guarantors" means Koch Industries, Inc. and Valero Energy Corporation.

         "Seller Indemnitees" shall have the meaning given it in Section 9.02(b).

         "Seller Owner" shall have the meaning given it in Section 4.10(a).

         "Services Agreement" shall have the meaning given it in Section 2.05.

         "Storage Assets" shall have the meaning given it in Section 2.01.

         "Storage Assets Financial Information" shall have the meaning given it in Section 4.13.

         "Storage Leases" shall have the meaning given it in Section 2.06.

         "Storage Wells" shall have the meaning given it in Section 2.01(a).

         "Subject Tax" shall have the meaning given it in Section 4.10(a).

         "Subsidiary" or "subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partner interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

         "Taxes" means any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, privilege, premium, windfall profits, environmental (including taxes under

Codess.59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, sales, use, transfer, registration, unclaimed property, value added, alternative or add-on minimum, estimated or other types, assessment, charge, ready or fee of any kind whatsoever, including payments or services in lieu of taxes, interest or penalty on and additions to all of the foregoing, which are due or alleged to be due to any Governmental Body, whether disputed or not.

         "Title Certificate" means the Title Reports listed on Schedule I hereto, each prepared by Commerce Land
Title, Inc., Anahuac, Texas.

         "Title Deductible" shall have the meaning given it in Section 9.05.

         "Title Defect" means any (a) Liens on Seller's title to the Storage Assets or (b) any outstanding covenant, interest, or claim that has a material adverse effect on title to the Real Property.  As used herein, the term "Title Defect" specifically excludes Permitted Encumbrances.

         "Title Defect Cap" shall have the meaning given it in Section 9.05.

         "TOA" shall have the meaning given it in Section 11.02(a).

         "Transaction Documents" means this Agreement and any other agreement entered into in connection herewith or contemplated hereby to be entered into.

         "Transferred Contracts" shall have the meaning given it in Section 2.01(d).

         "Transferred Intellectual Property" shall have the meaning given it in Section 2.01(h).

         "Transition Services Agreement" shall have the meaning given it in Section 8.01(c).

         "TRRC" shall have the meaning given it in Section 7.07.

         "Warranty Deed" means that certain warranty deed between Diamond Shamrock Chemicals Company and Diamond
Shamrock Refining and Marketing Company dated August 25, 1986, and recorded in the Official Public Records of
Chambers County, Texas, in Book 13 at Page 338.

         "West Off-Site Brine Pond" means the land and the brine pond located thereon identified as such on
Schedule 2.01(e) hereto.

                                   ARTICLE II
                          SALE OF STORAGE ASSETS

2.01     Transfer of Assets.  Effective as of and retroactive to 7:00 a.m., Central Standard Time, January
         1, 2002 (the "Effective Time"), upon the terms and subject to the conditions set forth herein and in consideration of the representations, warranties and agreements of Seller contained herein, the assumption of the Assumed Liabilities by Buyer, the payment, transfer and delivery by Buyer to Seller of the Purchase Price, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, convey, transfer, assign and deliver to Buyer or a
         Subsidiary of Buyer, and Buyer agrees, and shall cause its Subsidiaries to agree, to unconditionally and absolutely accept and assume from Seller and its Subsidiaries, all right, title and interest of Seller and its Affiliates, in and to the Storage Assets (as hereinafter described), free and clear of all
         Liens, other than the Permitted Encumbrances.  The "Storage Assets" are described below in Sections
         2.01(a) through (j) and are collectively, in whole or in part, hereinafter referred to as the "Storage
         Assets" or individually as a "Storage Asset."

        (a)      Storage and Brine Wells.  The storage and brine wells identified on Schedule 2.01(a)
                  (collectively, the "Storage Wells"), and any additions, improvements, replacements and alterations thereto as made between the date of this Agreement and the Closing.

         (b)      Permits.  To the extent transferable without termination, the environmental and other governmental permits, licenses, orders, franchises, and related instruments or rights relating to the ownership or operation of the Storage Assets (the "Permits") as shown on Schedule 4.07 hereto.

         (c)      Pipelines.  The pipelines listed on Schedule 2.01(c) (the "Pipelines"), and any additions, improvements, replacements and alterations thereto as made between the date of this Agreement and the Closing.
         (d)      Contracts.  Seller's interest in all Contracts that relate primarily to Seller's ownership or operation of the Storage Assets, including those described in Section 4.06 (the "Transferred
                  Contracts").

         (e)      Real Estate/Real Property Interests.  Seller's interest in the fee properties described in the surveys listed on Schedule 2.01(e) hereto, and in the property rights reflected in the Material
                  Instruments described in Section 4.08 (the "Real Property").

         (f)      Warranties.  To the extent transferable, all of Seller's rights under all covenants and warranties to the extent related to the Storage Assets, express or implied (including title warranties and manufacturers', suppliers' and contractors' warranties), that have heretofore been made by Seller's predecessors in title or any third party manufacturers, suppliers, contractors, engineers and other third parties in connection with products or services purchased by or furnished for use in connection with the Storage Assets.

         (g)      Records.  All books, records and files of Seller relating to the Storage Assets and the Assumed
                  Liabilities, including, without limitation, accounting records, operating records, customer lists and information, charts, maps, surveys, drawings, prints and any physical embodiment of the Intellectual Property Interests relating to the Storage Assets (the "Records"); provided, however, that the Records shall not include Seller's and Seller's Affiliates' (i) corporate and partnership records (including any documents relating to the formation or governance of Seller or its Affiliates), (ii) information related to previous offers for the Storage Assets, including economic analyses of the Storage Assets, (iii) any records related to the Excluded
                  Assets which (subject to Section 7.04) do not also relate to the Storage Assets, and (iv)
                  records or other information protected by the attorney-client privilege or that is work product of Seller's counsel or counsel for Seller's partners or their Affiliates, it being agreed that communications seeking or providing legal advice by, between, or among the following persons shall be and are hereby deemed confidential communications subject to the attorney-client privilege:  counsel for Seller, counsel for Seller's partners or their Affiliates, and any employee or agent of Seller, Seller's partners or their Affiliates.

         (h)      Intellectual Property.  Subject to the limitations listed in Schedule 2.01(h), all Intellectual
                  Property Interests identified on Schedule 2.01(h), including all claims for infringement and other proprietary rights associated therewith (the "Transferred Intellectual Property").

         (i)      Other Personal Property(j)  .  The personal property listed on Schedule 2.01(i).

         (j)      Other Assets.  All cash, cash equivalents, accounts receivable, notes receivable, other rights to receive payment and cash receipts arising from the ownership or operation of the Storage Assets and attributable to revenue recognized after the Effective Time.

2.02     Excluded Assets.  Except as specifically included within the definition of Storage Assets, it is the intent of the Parties that no other assets or interests held or owned by Seller shall be sold, conveyed, transferred, or assigned to Buyer, and specifically, the sale, conveyance, transfer, and assignment hereunder shall not include the following (the "Excluded Assets"):

        (a)      Seller's partnership or membership interests in Diamond-Koch, L.P., D-K Diamond-Koch, L.L.C.,
                  Diamond-Koch II, L.P., Diamond-Koch III, L.P., La Porte Pipeline Company, L.P., or La Porte
                  Pipeline GP, L.L.C., or Seller's equity interest in Olefins Terminal Corporation;

        (b)      Seller's interest in any assets comprising the Facility or that are part of Seller's propylene business, which assets are described on Schedule 2.02(b) hereto;

        (c)      All cash, accounts receivable, notes receivable, other rights to receive payment and cash receipts arising from the ownership or operation of the Storage Assets and attributable to revenues recognized prior to the Effective Time;

        (d)      Seller's interest in and to any assets related to Mont Belvieu I Fractionator;

        (e)      Seller's interest in and to any assets related to the pipeline systems commonly known as the Chaparral and Quanah pipeline systems; and

        (f)      The other assets identified on Schedule 2.02(f).

2.03     Assumed Liabilities.  Effective as of the Effective Time and to the extent not reflected in the
         Net Operating Cash Flow or Net Operating Cash Deficit pursuant to  Section 7.06, in consideration of the representations, warranties and covenants of Seller contained herein, the sale, conveyance, transfer, assignment and delivery of the Storage Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees to assume all liabilities of Seller required to be performed or discharged under the Permits, Transferred Contracts, Transferred Intellectual
         Property, Material Instruments, and relating to the projects listed on Schedule 4.15(b) from and after the Effective Time (the "Assumed Liabilities"), but (except to the extent of Buyer's indemnity obligations under this Agreement) excluding any liabilities accruing prior to the Effective Time, and
         Buyer also agrees to assume, to the extent provided in Article XI, liabilities with respect to any employee benefit plans, practices or programs maintained or contributed to by Buyer or its Affiliates and all other liabilities of Buyer and its Affiliates to employees of Buyer and its Affiliates.

2.04     Excluded Liabilities.  Except as specifically provided elsewhere in this Agreement, the following liabilities shall be retained by Seller (the "Excluded Liabilities") and Buyer and its Affiliates shall not assume or become responsible for, and Seller shall remain liable to pay, perform and discharge, any and all such Excluded Liabilities:

        (a)      Indebtedness.  All indebtedness or obligations of Seller for borrowed money, whether short-term or long-term;

        (b)      Employee Claims.  To the extent provided in Article XI, liabilities with respect to any employee benefit plans, practices or programs maintained or contributed to by Seller or its Affiliates and all other liabilities of Seller and its Affiliates to employees of Seller and its
                  Affiliates;

        (c)      Excluded Assets.  All liabilities (including Taxes) to the extent they relate to (i) the Excluded
                  Assets, (ii) assets of Seller that were disposed of by Seller or any of its Subsidiaries or predecessors prior to the Effective Time, (iii) Seller's assets and operations other than the
                  Storage Assets, or (iv) any payment or performance obligations or liabilities under the
                  Transferred Contracts to the extent such obligations or liabilities relate to any period prior to the Effective Time;

        (d)      Current Liabilities.  All accounts payable, notes payable, accrued expenses and other current liabilities arising from the ownership or operation of the Storage Assets and attributable to expenses accrued prior to the Effective Time; and

        (e)      Scheduled Liabilities.  All other liabilities included on Schedule 2.04(e).

2.05     Services Agreement and Ground Leases.  Seller intends (either in the near future or at some later date) to sell Seller's interest in the Facility and assets related to Seller's propylene business to the
         Facility Purchaser, which may or may not be Buyer or an Affiliate of Buyer.  Seller has advised Buyer and Buyer accordingly agrees that the Storage Assets have been, and are, as of the date of this
         Agreement, operated by the same operator in conjunction with that operator's operation of the Facility and related propylene business, and that certain assets, contracts, and services relate to both the
         Storage Assets and the Facility and the related propylene business.

         Attached hereto and incorporated herein by this reference as Exhibit 2.05 is a form of a services agreement (the "Services Agreement") that sets forth proposed services to be provided by and between
         Buyer and the owner of the Facility and related propylene business.  If the closing of a sale of the
         Facility and assets related to Seller's propylene business (which for purposes of this Agreement shall include a sale of the equity interests in the entities owning such assets) to the Facility Purchaser occurs prior to the Closing hereunder, the Services Agreement shall be by and between Buyer and the
         Facility Purchaser.  If the Closing hereunder occurs prior to the closing of a sale to the Facility
         Purchaser, the Services Agreement shall be by and between Buyer and D-K I and will, upon the closing of a sale to the Facility Purchaser, be assigned to the Facility Purchaser.  From and after such assignment, D-K I shall be relieved of any and all obligations and liabilities accruing on or after the effective date of such assignment, and Buyer hereby releases D-K I therefrom.

         Attached hereto and incorporated herein by this reference as Exhibits 2.05A and 2.05B, respectively, are a form of a P/P Splitter Facility Ground Lease and a form of an Other Splitter Assets Ground Lease
         (collectively, the "Ground Leases") that provide for the terms upon which the owner of the Facility and the related propylene business will lease land for the Facility and other assets used in the related propylene business. If the closing of a sale to the Facility Purchaser occurs prior to the Closing hereunder, the Ground Leases shall be by and between Buyer and the Facility Purchaser.  If the Closing hereunder occurs prior to the closing of a sale to the Facility Purchaser, or if a sale of the Facility does not occur, the Ground Leases shall be by and between Buyer and D-K I, and will, upon the closing of the sale to the Facility Purchaser, be assigned to the Facility Purchaser.  From and after such assignments, D-K I shall be relieved of any and all obligations and liabilities accruing on or after the effective date of such assignments, and Buyer hereby releases D-K I therefrom.

         At Closing, Buyer agrees to execute and deliver the Services Agreement and Ground Leases in substantially the form of Exhibits 2.05, 2.05A, and 2.05B hereto to D-K I or the Facility Purchaser, as appropriate.

         The foregoing assignments are hereby expressly allowed notwithstanding any contrary term contained in the Services Agreement or Ground Leases.

2.06     Storage Leases.  Attached hereto and incorporated herein by this reference as Exhibits 2.06A and
         2.06B are forms of storage leases for RGP and PGP (collectively, the "Storage Leases"). If the closing of a sale to the Facility Purchaser occurs prior to the Closing hereunder, the Storage Leases shall be by and between Buyer and the Facility Purchaser.  If the Closing hereunder occurs prior to the closing of a sale to the Facility Purchaser, or if a sale to the Facility Purchaser does not occur, the Storage
         Leases shall be by and between Buyer and D-K I and will, upon the closing of a sale to the Facility
         Purchaser, be assigned to the Facility Purchaser.  From and after such assignment, D-K I shall be relieved of any and all obligations and liabilities accruing on or after the effective date of such assignment, and Buyer hereby releases D-K I therefrom.  The foregoing assignments are hereby expressly allowed notwithstanding any contrary term contained in the Storage Leases.

2.07     Pipeline and Related Easements. The following pipelines are assets used in the propylene business and traverse lands to be sold to Buyer hereunder:  (a) a pipeline commonly known as the Texas Eastman
         Pipeline; (b) a four inch (4") RGP Pipeline; (c) a three inch (3") Ethane Pipeline; and (d) a pipeline commonly known as the Exxon Pipeline. The foregoing pipelines are collectively called the "Propylene
         Business Pipelines" and are described in Section A of Schedule 2.07 hereto.  Easements covering the
         Propylene Business Pipelines do not exist across Seller's real property.  Buyer will execute and deliver easements for the Propylene Business Pipelines, in substantially the form of the pipeline easement attached hereto and incorporated herein by this reference as Exhibit 2.07 (the "Pipeline Easement"), to
         D-K I at the time of Closing hereunder.  Said easements may be assigned to the Facility Purchaser upon closing of a sale to the Facility Purchaser, and from and after such assignments, D-K I shall be relieved of any and all obligations and liabilities accruing on or after the effective date of such assignments, and Buyer hereby releases D-K I therefrom.

         In addition, there are other pipelines and facilities located on, over, or under the lands to be sold to
         Buyer hereunder relating to the Facility.  These pipelines and facilities are collectively called the
         "Ancillary Facility Assets" and are described in Section B of Schedule 2.07 hereto.  Buyer will execute and deliver easements for the Ancillary Facility Assets, in substantially the form of the Pipeline
         Easement, to D-K I at the time of Closing hereunder.  Said easements may be assigned to the Facility
         Purchaser upon closing of a sale to the Facility Purchaser, and from and after such assignments, D-K I shall be relieved of any and all obligations and liabilities accruing on or after the effective date of such assignments, and Buyer hereby releases D-K I therefrom.

         The foregoing assignments are hereby expressly allowed notwithstanding any contrary term contained in such easements.

                                  ARTICLE III
                              PURCHASE PRICE

3.01     Purchase Price.  Subject to the terms and conditions of this Agreement, and in full payment for the Storage Assets, Buyer shall pay to Seller at Closing, by wire transfer as described in Section
         8.01(d)(i), the sum of One Hundred Twenty-nine Million Dollars ($129,000,000.00), as such sum may be adjusted pursuant to the provisions of this Agreement, including, without limitation, Sections 6.10 and
         7.01 (the "Purchase Price").

3.02     Adjustments to the Purchase Price.

        (a)      Closing Purchase Price Adjustment.  Subject to final adjustment pursuant to the provisions of
                  Article VII, the Purchase Price shall initially be adjusted at Closing as follows.

                  (i)      Prepaid Expenses.  The Purchase Price will be (A) increased to reflect the total prepaid items and expenses identified on Schedule 3.02(a)(i) to the extent such items and expenses are paid prior to the Effective Time which inure to the benefit of the Storage Assets after the Effective Time and (B) decreased to reflect amounts and expenses identified on Schedule 3.02(a)(i) paid after the Effective Time which inure to the benefit of the
                           Storage Assets before the Effective Time.

                  (ii)     Prorations.  Real estate and personal property taxes for the calendar year January 1, 2002 through December 31, 2002, shall be prorated to the Effective Time based upon the amounts of real estate and personal property taxes allocated to the Storage Assets from the most recent property tax assessments if known, or upon the amounts paid during the preceding year to the extent not known, all as shown on Schedule
                           3.02(a)(ii).  Such prorations shall be made at Closing by an adjustment to the
                           Purchase Price.  Buyer will assume responsibility for the actual payment to the applicable Governmental Body of any unpaid property taxes not yet due and which relate to periods after the Effective Time.  Seller shall remain liable for unpaid property taxes to the extent they relate to periods prior to the Effective Time and for which there has not been a reduction in the Purchase Price pursuant to this Section
                           3.02(a)(ii).

                  (iii)    Interest.  The Purchase Price shall also be increased by interest on the sum of $129,000,000.00 from and including January 1, 2002 through and including the day prior to the Closing
                           Date calculated at the rate of Five Percent (5%) per annum.

         (b)      Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment subsequent to the Closing Date in the manner respectively provided in Sections 6.10 and 7.01.

         (c)      Closing Statement.  Not later than three (3) Business Days before Closing, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price adjustments to be made at
                  Closing pursuant to this Agreement (the "Closing Statement").  The Parties agree that where actual numbers are not available, this Closing Statement will be based upon the prior month's
                  Storage Assets-related financial statements.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the matters set forth below in this Article IV are, as of the date hereof, true and accurate in accordance with their terms.

4.01     Organization and Standing.  Each Seller is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas and is duly qualified to transact business in the state of Texas.

4.02     No Violations.  The execution, delivery, and performance by Seller of this Agreement and any other Transaction Document to which Seller is to be a party and the consummation of the transactions contemplated by this Agreement will not:

         (a)      violate any provision of the partnership agreement or certificate of limited partnership of Seller;

         (b)      require Seller to obtain any consent, approval, or waiver from any Governmental Body, except (A)
                  compliance with the HSR Act; or (B) approvals from any Governmental Body (other than pursuant to the HSR Act) or other Persons listed on Schedule 4.02;

         (c)      except as set forth on Schedule 4.02, constitute a breach or default (with or without notice or lapse of time or both) under, or permit the termination of, any Transferred Contract or Material
                  Instrument or result in the creation of any Lien upon any of the Storage Assets; or

         (d)      violate any Legal Requirement or Order of any Governmental Body against or binding upon Seller or upon the Storage Assets.

4.03     Authority.  Being approved by all of the partners of Seller, Seller has the power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by Seller hereunder and to carry out the transactions contemplated herein, and to close the transactions contemplated hereby.

4.04     Enforceability.  This Agreement has been, and at the Closing the other Transaction Documents will have been, duly executed and delivered by Seller and constitutes or will constitute, legal, valid and binding obligations of Seller and enforceable against Seller in accordance with their respective terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and
         (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.05     Legal Proceedings.  To the Knowledge of Seller and except as set forth on Schedule 4.05, there are no outstanding Orders of any Governmental Body against or involving the Storage Assets, and there are no Proceedings pending or threatened in writing against or involving the Storage Assets.

4.06     Transferred Contracts.  The Transferred Contracts listed on Schedule 4.06 (except to the extent covered under Sections 4.07 and 4.08 as a Permit or a Material Instrument) are, to the Knowledge of
         Seller, all of the Material Contracts that are necessary for operation of the Storage Assets in the manner and fashion they are being operated by Seller as of the date of this Agreement.  Except as set forth in Schedule 4.06, Seller has not received written notice that it is in default under the terms of any Transferred Contract, nor that any event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default.  Except as provided for in Schedule 4.06, to the
         Knowledge of Seller, no third party is in material default under the terms of any Transferred Contract, nor does Seller have Knowledge of any event that has occurred which, with the passage of time or giving of notice, or both, would constitute such a default of a third party.  Except as provided for in
         Schedule 4.06, the Transferred Contracts are in full force and effect and are binding upon Seller and all other parties thereto in accordance with their terms.  Except as provided for in Schedule 4.06, none of the other parties to any Transferred Contract has notified Seller that it intends to terminate, not renew or alter the provisions thereof by reason of the transaction contemplated by this Agreement or otherwise.  True and correct copies of all Transferred Contracts have been delivered to Buyer, which delivery is hereby acknowledged by Buyer.

4.07     Permits.  Except for permits under the definition of Material Instruments in Section 4.08, the
         Permits (as listed on Schedule 4.07) are all of the permits, licenses, orders, or authorizations issued by a Governmental Body that are presently held by Seller or by its Affiliates and that relate to the ownership, use, or operation of the Storage Assets as currently owned, used and operated by Seller.

4.08     Real Estate Interests.  Schedule 4.08 sets forth a list of all deeds, leases, easements and rights-of-way of real property in connection with the Storage Assets, to which Seller is either a party or a successor-in-interest (the "Material Instruments").  Except as set forth in Schedule 4.08, Seller has not received written notice that it is in default under the terms of any Material Instrument, nor that any event has occurred which, with the passage of time or giving of notice, or both, would constitute such a default.  Except as provided for in Schedule 4.08, to the Knowledge of Seller, no
         third party is in material default under the terms of any Material Instrument, nor does Seller have
         Knowledge of any event that has occurred which, with the passage of time or giving of notice, or both, would constitute such a default of a third party.

4.09     Intellectual Property Interests. To the Knowledge of Seller, Schedule 2.01(h) sets forth a list of all Intellectual Property Interests which burden or benefit the operation, use or maintenance of the
         Storage Assets.  Except as set forth in Schedule 2.01(h), Seller is the owner of, or duly licensed to use, each Intellectual Property Interest listed on Schedule 2.01(h), and there are no Orders limiting
         Seller's rights to use the Intellectual Property Interests or determining that Seller's possession or use thereof infringes upon any Person's rights; nor, to the Knowledge of Seller, are there any
         Proceedings pending or threatened in writing in which any Person seeks to limit Seller's rights with respect to the Intellectual Property Interests or claims infringement by Seller as a result of Seller's use or possession of such Intellectual Property Interests. Subject to any consent required as referenced in Section 6.07, the consummation of the transactions contemplated by this Agreement will not result in the impairment of the Buyer's right to use any such Intellectual Property Interests or infringe upon the
         Intellectual Property Interests of any third Person.

4.10     Tax Matters.

         (a)      All Returns required to be filed with respect to any Tax for which (x) Seller is liable, or any other
                  Person is liable on account of owning a direct or indirect interest in Seller (a "Seller
                  Owner"), and (y) Buyer, as the successor owner of the Storage Assets, reasonably could be expected to become liable if not paid by the applicable Seller or Seller Owner (each, a
                  "Subject Tax") have been duly and timely filed with the appropriate Governmental Body.  Each such Return is true, correct and complete in all material respects.  Each Subject Tax due on each such Return has been timely paid in full and each Subject Tax payable by Seller and each
                  Seller Owner by assessment has been timely paid in the amount assessed.  Seller and each Seller
                  Owner have timely filed true, correct and complete declarations of estimated Subject Tax in each jurisdiction that requires any such declaration to be filed by them.

         (b)      Except as provided for in Schedule 4.10, no audit, assessment (other than on the basis of a Return as filed) or litigation with respect to any Subject Tax is pending or, to the Knowledge of Seller, threatened in writing, and no basis which Seller believes to be valid exists on which any Claim for any such Subject Tax can be asserted against Seller, any Seller Owner, the Storage Assets or Buyer as the successor owner of the Storage Assets.

         (c)      Except as provided for in Schedule 4.10, no requests for rulings or determinations in respect of any
                  Subject Taxes are pending between Seller or any Seller Owner and any Governmental Body.

         (d)      No extension of any period during which any Subject Tax may be assessed or collected and for which
                  Seller or any Seller Owner is or may be liable has been granted to any Governmental Body.

         (e)      All amounts required to be withheld by Seller or any Seller Owner and paid to governmental agencies for
                  Subject Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper Governmental Body.
                  Seller and each Seller Owner have made all deposits applicable law requires them to make in connection with the operation of the Storage Assets with respect to withholding and other employment taxes with respect to their employees.

         (f)      Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         (g)      None of the Storage Assets is (i) for federal Tax purposes, an interest in a partnership, corporation, trust or other entity, or (ii) for any relevant Tax purpose, an interest in an entity, separate from Seller, upon which any liability for Tax is imposed by applicable law.

4.11     Compliance.  Except as set forth on Schedule 4.11:

         (a)      Seller has granted no options to purchase, sublease, or otherwise acquire any interest in the Storage
                  Assets, and Seller has the right of possession of the Storage Assets.

         (b)      To the Knowledge of Seller, the present use of the Storage Assets is in substantial conformity with all applicable existing Orders and Legal Requirements and with all deed restrictions of record, and
                  Seller has not received written notice of any violation or alleged violation of the foregoing.

4.12     Environmental. To the Knowledge of Seller, and except as listed on Schedule 4.12, there is neither any pending environmental Proceeding with respect to the Storage Assets nor has there been any treatment, storage, release or disposal of Hazardous Material with respect to the Storage Assets at, on, or under any of the Storage Assets or any third-party premises in violation of any Environmental Law.
         Except as listed on Schedule 4.12, Seller has not received any written notice from any Governmental Body of any alleged violation of any Environmental Law or any Environmental Contamination involving the
         Storage Assets.  To the Knowledge of Seller, there exist no studies, whether prepared by Seller's employees or by third parties, in Seller's possession relating to the presence or absence of asbestos or asbestos-containing materials on the Storage Assets.

4.13     Financial Statements.  Buyer has been provided certain financial information relating to the ownership and operation of the Storage Assets for the period commencing January 1, 1999 through December
         31, 2000, including a balance sheet reflecting the assets and liabilities in respect of the Storage
         Assets as of November 30, 2001 and a statement of operations reflecting the results of operations of the
         Storage Assets for the 11-month period ending November 30, 2001 (collectively, the "Storage Assets
         Financial Information").  The Storage Assets Financial Information fairly presents the results of
         Seller's ownership and operation of the Storage Assets as of the dates and for the periods therein specified. The books of account on which the Storage Assets Financial Information is based have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books.

4.14     Employees.  Seller does not have any employees or does not maintain or is not liable under any employee compensation, benefit, pension or welfare plan or arrangement.  None of the employees involved in operating the Storage Assets are covered by collective bargaining agreements and, to the Knowledge of
         Seller, there are no such organizational efforts respecting such employees.

4.15     Capital Projects.  Schedule 4.15(a) contains a complete and accurate summary description of all capital projects relating to the Storage Assets currently in progress, and all capital projects currently planned, by Seller, and Schedule 4.15(b) contains a list of such projects that Seller reasonably expects will not be completed as of the Effective Time and which Buyer will therefore complete from and after the Effective Time (the "Capital Projects").

4.16     Preferential Rights.  To the Knowledge of Seller, Schedule 4.16 lists all contracts or agreements containing preferential purchase rights or rights of first refusal or similar rights with respect to the
         Storage Assets.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the matters set forth below in this Article V are as of the date hereof, and further warrants that such representations and warranties shall be as of Closing, true and accurate in accordance with their terms:

5.01     Organization and Standing.  Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Texas.

5.02     Authorization.  Buyer has the power and authority to enter into and perform this Agreement and any document referred to herein to which it is to be a party, and to carry out the transactions contemplated herein, and Buyer's execution and delivery of this Agreement and any document called for or referred to herein, and to close the transactions contemplated hereby, has been fully and finally approved by the Board of Directors of Buyer's sole general partner.

5.03     Enforceability.  This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as that enforceability may be (i) limited by an applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.04     Legal Proceedings.  There are no pending Proceedings before any Governmental Body as to which it has been served process or received notice which would hinder, impede, or prevent it from consummating the transactions contemplated by this Agreement.

5.05     No Violations.  This transaction will not (i) violate or conflict with any provision of Buyer's organizational documents; (ii) result in the breach of any term or condition of, or terminate or constitute a default or cause the acceleration of any obligation under, any agreement or instrument to which Buyer is a party or is otherwise bound; (iii) violate or conflict with any applicable Legal
         Requirement or Order; or (iv) require Buyer to obtain any consent, approval, or waiver from any
         Governmental Body, except (A) compliance with the HSR Act; or (B) approvals from those Governmental
         Bodies (other than pursuant to the HSR Act) or other Persons listed on Schedule 5.05.

5.06     Non-Foreign Status.  Buyer is not a non-resident alien, foreign corporation, foreign partnership, or foreign estate for purposes of U.S. income taxation.

                                   ARTICLE VI
                                 COVENANTS

6.01     Casualty Loss/Condemnation.

        (a)      Casualty Loss.  Prior to Closing, if all or any portion of the Storage Assets have been or are destroyed by fire, flood, storm, or other casualty of a similar nature (all of which are herein called a "Casualty Loss"), Seller will promptly give written notice of such Casualty Loss to
                  Buyer.  If such Casualty Loss is reasonably determined to require repairs that will cost in excess of twenty-five percent (25%) of the Purchase Price, then either Party shall have the right and option to declare this Agreement to be terminated by written notice given to the other Party within thirty (30) days after Seller's notice of such Casualty Loss was given to
                  Buyer.  Should such damage not be to such extent or should it be to such extent but neither
                  Party elects to so terminate this Agreement, then Seller shall proceed, at its sole expense, to repair any such damage or destruction as soon as is reasonably practicable to the condition as existed immediately prior to such Casualty Loss, and upon Buyer's reasonable satisfaction that such repair has been completed in accordance with the terms of this Agreement, the transaction contemplated hereby will close, subject to the other terms of this Agreement. Any insurance proceeds attributable to a Casualty Loss occurring while Seller has the risk of loss shall be the sole property of Seller. The risk of Casualty Loss occurring after Closing with respect to the Storage Assets shall pass to Buyer at Closing.

        (b)      Condemnation.  If, prior to Closing, all or a portion of the Storage Assets sufficient to cause a material adverse effect with respect to the operation of the Storage Assets are taken or threatened in writing to be taken by condemnation proceedings, then Seller will promptly give written notice of such condemnation or condemnation proceedings to Buyer and Buyer may terminate this Agreement upon prior written notice to Seller of at least fourteen (14) days or the number of days left until Closing, whichever is fewer.  If Buyer terminates this Agreement under this Section 6.01(b), any payments made under threat of condemnation or condemnation awards shall be the sole property of Seller.  If Buyer does not elect to terminate this
                  Agreement, or cannot terminate this Agreement because the taking did not have a material adverse effect, such payments or awards shall be the sole property of Buyer.

         6.02     Conduct Since the Effective Time.

         (a)      Since the Effective Time, Seller has (i) conducted its business in the ordinary course in substantially the same manner as it was conducted at the Effective Time and (ii) made all reasonable efforts consistent with past practices to maintain the Storage Assets in substantially the same condition (except for normal wear and tear) existing at the Effective Time and preserve its relationships with customers, suppliers and others (except Seller's Affiliates) with whom
                  Seller deals, provided that Seller has advised Buyer, and Buyer accordingly agrees, that Seller may terminate service agreements with contractors who may work at the Storage Assets pursuant to Seller's "General Contracts," "Intermittent Services Agreements," or similar agreements (the
                  "Interim Services Agreements") because the same pertain to other assets and businesses not being sold hereunder.  Schedule 6.02 contains a list of the Interim Services Agreements.
                  Seller shall notify Buyer promptly of any addition to the list of Interim Services Agreements.

         (b)      Without the consent of Buyer (which consent will not be unreasonably withheld, delayed, or conditioned), and since the Effective Time, Seller has not, shall not, and shall not commit or agree to, do any of the following:

                  (i)      waive, compromise, or settle any right or Proceeding or any Liabilities/Claims in respect thereof in excess of One Hundred Thousand Dollars ($100,000.00) to the extent the foregoing relate to the Storage Assets for which Buyer will assume liability hereunder;

                  (ii)     incur obligations with respect to, or undertake any transactions relating to, the Storage Assets other than transactions (1) in the normal, usual, and customary manner, (2) of a nature and in an amount consistent with prior practice, and (3) in the ordinary course of business of owning and operating the Storage Assets;

                  (iii)    other than mechanics', materialmen's, and similar liens arising from goods or services provided in the ordinary course of operating the Storage Assets, directly or indirectly, create, incur, or assume any Lien on or with respect to any Storage Assets, or any income or profits therefrom;

                  (iv)     enter into or agree to any agreement or arrangement granting any rights to purchase any of the Storage
                           Assets or the general or limited partnership interests of Seller;

                  (v)      enter into any new Material Contract, Material Instrument or Permit or terminate or modify any Material
                           Contract, Material Instrument or Permit listed on Schedules 4.07 or 4.08; provided, that with respect to Material Instruments, Seller may enter into new Material
                           Instruments either in the ordinary course of business or with respect to Material
                           Instruments under Section 6.06 so long as the same do not commit Buyer to any ongoing monetary obligation in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate; or

                  (vi)     except as specifically provided for herein, transfer, or agree to transfer, any part of the Storage
                           Assets.

6.03     Compliance with Conditions Precedent.  Each Party shall use its commercially reasonable efforts to cause the conditions precedent to Closing set forth in Sections 8.02 and 8.03, applicable to such
         Party, to be fulfilled and satisfied as soon as practicable but in any event prior to Closing.

6.04     Press Release.  Buyer and Seller shall consult with each other with regard to all publicity and other releases issued at or prior to Closing concerning this Agreement and the transactions contemplated hereby, and except as required by Legal Requirements, neither Party shall issue any publicity or other release without the prior written consent of the other Party.

6.05     Government Filings.  After the Closing Date, Buyer shall promptly file with the applicable
         Governmental Bodies all filings necessary to change Seller's or any of Seller's Affiliates from the owner and/or operator of the Storage Assets to Buyer or its designee and shall promptly provide Seller with copies of all such filings when made and confirmation thereof when received.  Buyer shall reimburse
         Seller for all filing and related fees should Seller incur such fees.

6.06     Consents to Assignment-- Formation of Diamond-Koch.  Schedule 6.06 lists the Transferred
         Contracts and Material Instruments for which consent or approval to assignment is required, that were to be assigned to D-K I or D-K III in connection with the formation of the Diamond-Koch venture of which
         D-K I and D-K III are a part, and with respect to which such consent or approval is not yet complete.
         Seller shall, at Seller's sole cost and expense, use reasonable commercial efforts and diligence to obtain all such required consents or approvals and deliver evidence of same reasonably satisfactory to
         Buyer as soon as reasonably practicable.  If all required consents or approvals have not been obtained as of Closing (or, despite Seller's reasonable and diligent commercial efforts, are not later obtained)
         with respect to Contracts and Material Instruments (collectively, the "Formation Non-Conveyed
         Contracts"), Seller shall take commercially reasonable steps and actions to provide Buyer, as of the
         Effective Time, with the benefit of such Formation Non-Conveyed Contracts.  Buyer shall enter into subcontracting or other beneficial arrangements with Seller or an Affiliate thereof pursuant to which
         Buyer shall fulfill such obligations or liabilities at no additional expense to Seller except Seller's own costs in entering into, administering, and managing such arrangements.  Notwithstanding the foregoing in this Section 6.06, Buyer shall have no obligation, and Seller shall have a continuing obligation to use reasonable commercial efforts and diligence, to obtain any consents or approvals with respect to Formation Non-Conveyed Contracts.  Any and all cost and expense relating to such consents or approvals shall be Seller's sole obligation.

6.07     Consents to Assignment-- Sale to Buyer.

         (a)      Obtaining Consents.  If the purchase and sale contemplated by this Agreement requires that consent or approval be obtained prior to any transfer or assignment of Storage Assets, Buyer
                  (except to the extent of Seller's undertakings with respect thereto as described in this
                  Section 6.07) shall be responsible, at its sole cost, for obtaining such consent or approval.
                  To the Knowledge of Seller, Schedule 6.07 lists all of the consents and approvals required to be obtained prior to any transfer or assignment of the Storage Assets to Buyer.  Subject to the last sentence of this Section 6.07(a), commencing with the execution of this Agreement, Seller will: (i) use reasonable diligence to prepare appropriate requests for consent and consent forms and documents with respect to the documents listed on Schedule 6.07 hereto and will provide the same to the Persons from whom consent is required;  (ii) use reasonable diligence to obtain as many consents as are possible prior to Closing and shall provide all documents reflecting consents that have been obtained to Buyer at Closing; and (iii) upon Closing, turn over to Buyer its files relating to its efforts to obtain such consents.  Buyer shall thereafter be responsible for completing all work required to complete the process of obtaining such consents and will continue to exercise reasonable diligence to secure such consents.  If all required consents or approvals have not been obtained as of Closing (or, despite Buyer's reasonable and diligent commercial efforts, are not later obtained) with respect to Contracts and Material Instruments (collectively, the "Non-Conveyed Contracts"), Seller shall, promptly following Buyer's written request, take commercially reasonable steps and actions to provide
                  Buyer with the benefit of such Non-Conveyed Contracts.  Buyer shall enter into subcontracting or other beneficial arrangements with Seller or an Affiliate thereof pursuant to which Buyer shall fulfill such obligations or liabilities at no additional expense to Seller except
                  Seller's own costs in entering into, administering, and managing such arrangements.  Seller's obligation to provide such benefit with respect to a particular Non-Conveyed Contract shall expire concurrently with the earlier of (a) the expiration of that Non-Conveyed Contract according to its terms or (b) with respect to Non-Conveyed Contracts that are not Material
                  Instruments, the earliest time that such Non-Conveyed Contracts may be terminated by Buyer (as
                  Seller's assignee) without breach thereof.  Notwithstanding anything to the contrary provided for in this Section 6.07(a) above, if the Closing occurs within five (5) Business Days after the date of this Agreement, Seller need not perform the covenants provided for in the second sentence of this Section 6.07(a), and Buyer shall be responsible for initiating and completing the consent requests described herein; provided, that Seller shall use commercially reasonable efforts to obtain the consents and approvals indicated by an "**" on Schedule 6.07 as soon as possible after the Closing.

         (b)      Pending Consent.  If there are prohibitions against or conditions to the conveyance of any of the Storage Assets without the prior written consent of third parties, including, without limitation, Governmental Bodies (other than consents of a ministerial nature which are normally granted in the ordinary course of business), which if not satisfied, waived, released, or terminated would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate Buyer's rights with respect to such assets (herein called a "Restriction"), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to or interest in each such asset (herein called the
                  "Restricted Asset") pursuant to this Agreement shall not become effective unless and until such
                  Restriction is satisfied, waived or no longer applies.  When and if such a Restriction is so satisfied, waived or no longer applies, to the extent permitted by applicable law and any applicable contractual provisions, the assignment of the Restricted Asset subject thereto shall become effective automatically as of the Effective Time, without further action on the part of
                  Seller or Buyer.

6.08     Insurance.  Seller shall keep, or cause to be kept, all insurance policies on the Storage Assets in full force and effect through the close of business on the Closing Date.

6.09     Conveyance of Fee and Other Property.  Seller shall convey to Buyer, at Closing, the fee property described on Schedule 2.01(e) hereto by Special Warranty Deed in the form of Exhibit 8.01(a)-I hereto.

         Seller will also convey property pursuant to the Assignment in the form of Exhibit 8.01(B)-II.
         Notwithstanding any warranty of title arising by operation of law, including under any statute or any decision of any court in the state of Texas, Seller's conveyance to Buyer of such fee property and other property shall be subject to all Permitted Encumbrances.  The foregoing covenant shall survive the closing of the transactions contemplated by this Agreement and shall survive delivery of such Special
         Warranty Deed and Assignment from Seller to Buyer.

6.10     Product Storage Verification and Adjustments.  Product storage verification and adjustment shall be completed as provided for in Exhibit 6.10 attached hereto and incorporated herein by this reference.

6.11     Inspection.  Prior to Closing, at any reasonable time and from time to time upon reasonable advance notice to Seller's Vice President of Operations, Seller shall permit the representatives of Buyer to inspect the Storage Assets and observe the operating and maintenance personnel therein employed, and to further observe any and all activities related to the maintenance, operation, contracting, and administration thereof.  Buyer's representatives shall be entitled to make copies of any Records.  Notwithstanding the foregoing, Seller shall not be required to grant access to or furnish information which Seller considers, in its sole judgment, to be confidential to Seller or to others or which might disclose any techniques or applications which Seller considers to be business secrets or proprietary information to Seller.  All information furnished to Buyer pursuant to this provision will be deemed to be "Confidential Information" for purposes of that certain "Confidentiality
         Agreement" described in Section 12.03 below.  All inspections shall be conducted in compliance with all of Seller's safety procedures, rules, and regulations in effect at the Storage Assets from time to time, which shall include, without limitation, site safety training and access restriction procedures as are normally required by Seller of third party invitees.  No investigation by Buyer will affect any representation or warranty given by Seller to Buyer or the remedies available to Buyer hereunder.

                                  ARTICLE VII
                          POST-CLOSING AGREEMENTS

7.01     Final Recapitulation Settlement; Subsequent Audits and Settlements.  With respect to final recapitulation and audits:

         (a)      Within ninety (90) days after the Closing (the "Final Recap Date"), Seller shall provide to Buyer, for
                  Buyer's review, a proposed final recapitulation settlement in the form of the Closing Statement
                  (the "Final Recap Statement") to account for all actual adjustments to the Purchase Price known as of the Final Recap Date if such actual adjustments differ from those shown on the Closing
                  Statement provided prior to Closing pursuant to Section 3.02(c) (the "Final Recap").  Buyer shall have the right, within thirty (30) days after receipt of the Final Recap Statement, to audit the Final Recap Statement.  If Buyer disagrees with the Final Recap Statement, Buyer and
                  Seller shall use their respective commercially reasonable efforts to reach agreement within thirty (30) days following Buyer's completion of its audit of the Final Recap Statement.

         (b)      Should the Parties be unable to resolve any disagreements, such disagreement shall, at the earliest practicable date, be referred, by either or both of the Parties, to a nationally recognized accounting firm mutually acceptable to Buyer and Seller (the "Accounting Firm"), along with all audit reports, work papers, schedules, and calculations related to the matter in dispute.
                  Within twenty-five (25) days after such submission, the Accounting Firm shall issue a letter report determining the Final Recap which shall be final and binding.  Any fees and expenses incurred in resolving disputes shall be borne by the Party incurring such, except for the
                  Accounting Firm which shall be borne equally by the Parties.

         (c)      Payment of any amounts owed under the Final Recap is due within ten (10) days after the date Seller and
                  Buyer agree on the Final Recap Statement, or within ten (10) days after the determination of the Final Recap by the Accounting Firm, whichever is later.

7.02     [Intentionally Left Blank]

7.03     Recording. Except for the recording of the assignments described in Section 6.06, Buyer shall be solely responsible for promptly recording the assignments and any other instruments related to the conveyance of any of the Storage Assets and shall promptly furnish Seller with the recording information.  All recording and filing fees for instruments to be recorded by Buyer shall be paid by
         Buyer.

7.04     Files and Records.  At or prior to the Closing Date, Seller, to the extent permitted, shall permit Buyer to take possession of the original Records relating to the Storage Assets in Seller's possession to the extent the same are located at Seller's Mont Belvieu, Texas or Houston, Texas offices.  Other Records shall be made available to Buyer within thirty (30) days after the Closing Date at either Mont Belvieu, Texas or Houston, Texas, as designated by Buyer; provided, however, that Seller shall, if reasonably needed by Buyer, make copies of such other Records available to Buyer upon Buyer's request prior to such time at the sole expense of Seller.  With regard to the accounting records that are not part of the Records, including all records that Buyer and Enterprise Products Partners L.P. may need in order to prepare financial statements in accordance with generally accepted accounting principles for filing with the Securities and Exchange Commission, Seller shall make available to Buyer such records for inspection and copying during normal business hours.  From time to time as requested by
         Seller, Buyer shall make the Records which it takes possession of available to Seller for inspection and copying during normal business hours, together with such additional files, data, and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations, and disputes relating to the Storage Assets.  If there are records that relate to the Excluded Assets that also relate to the
         Storage Assets, Seller shall have the right to redact any information contained therein that relates exclusively to the Excluded Assets.

7.05     Use of Seller's Name.  By no later than sixty (60) days after Closing, Buyer shall have removed or caused to have been removed the names and marks used by Seller (including replacement of Seller's name and number on any applicable pipeline markers) and all variations and derivations thereof and logos relating thereto from the Storage Assets.  After expiration of such time period specified above, Buyer shall not make any use whatsoever of those names, marks, and logos.  If Buyer has not completed such removal within sixty (60) days after Closing, Seller shall have the right, but not the obligation, to take such steps as are required to complete such name change and removal or cause such name change and removal to be completed and Buyer shall reimburse Seller for any costs or expenses incurred by Seller in connection therewith.

7.06     Collections.  Because the Effective Time is occuring prior to the Closing Date, Seller has collected, or may collect, revenues attributable to the Storage Assets arising from post-Effective Time operations.  Similarly, Seller has paid, or may pay, amounts attributable to post-Effective Time operations of the Storage Assets.  The net amounts of the foregoing revenues and expenditures are hereinafter called the "Net Operating Cash Flow" or "Net Operating Cash Deficit," as the case may be.
         Therefore, within five Business Days after completion by Koch Hydrocarbon, LP of accounting for the
         Storage Assets for January, 2002's business, pursuant to the terms of that certain Transition Services
         Agreement of even date herewith (except that such accounting shall be made on a cash basis), Seller will pay, if applicable, the Net Operating Cash Flow to Buyer or, if applicable, Buyer will pay the Net
         Operating Cash Deficit to Seller.  Except as already accounted for in the Net Operating Cash Flow or Net
         Operating Cash Deficit described above, after Closing, Seller agrees to cause to be paid to Buyer any amounts received by Seller (whether received before or after the Effective Time), including payments on accounts receivables generated by the Storage Assets after the Effective Time, to which Buyer is entitled but which is paid instead to Seller for whatever reason. Except as already accounted for in the
         Net Operating Cash Flow or Net Operating Cash Deficit described above, after Closing, Buyer agrees to cause to be paid to Seller any amounts received by Buyer after the Effective Time, including payments on accounts receivables generated by the Storage Assets prior to the Effective Time, to which Seller is entitled but which are paid instead to Buyer for whatever reason.

7.07     Repermitting.  Seller has filed applications (the "Applications") for new Texas Railroad
         Commission ("TRRC") permits allowing use of the five (5) Storage Wells described in Schedule 7.07 (the
         "Repermitted Wells") in substantially the manner, for substantially the term, and for substantially the capacity reflected in the Applications, subject to reasonable modifications of such Applications and the permits resulting therefrom as may be required by the TRRC.  After Closing, Buyer will use all commercially reasonable efforts to diligently prosecute the Applications to a successful conclusion before the TRRC.  Such efforts shall include, but not be limited to, agreeing to modifications necessary to meet reasonable objections that the TRRC may have or reasonable modifications that the TRRC may require in order to issue such permits.  All such actions shall be at Buyer's sole cost and expense.  If
         Buyer shall have obtained such new permits for three (3) or more of the Repermitted Wells by the first anniversary of the Closing or such later date as may be agreed pursuant to this Section 7.07 (the
         "Repermitting Date"), then Seller shall owe Buyer no payment under this Section 7.07.  If Buyer shall have obtained such new permits for only two (2) of the Repermitted Wells by the Repermitting Date, then
         Seller shall pay to Buyer Five Million Dollars ($5,000,000.00) in cash.  If Buyer shall have obtained such new permits for only one (1) of the Repermitted Wells by the Repermitting Date, then Seller shall pay to Buyer Ten Million Dollars ($10,000,000.00) in cash.  If Buyer shall have failed to obtain new permits for any of the Repermitted Wells by the Repermitting Date, then Seller shall pay to Buyer
         Fifteen Million Dollars ($15,000,000.00).  Any such payments by Seller to Buyer pursuant to this Section
         7.07 shall be due and payable by Seller on or before the fifth Business Day following the Repermitting
         Date.  Should such a permit(s) not be obtained by the Repermitting Date, but should there remain a reasonable likelihood that such a permit(s) can be thereafter obtained on terms set forth in the
         Application(s), subject to such reasonable modification, Buyer shall agree to extend the Repermitting
         Date and shall agree to further extensions so long as such a reasonable likelihood exists.  At such time as such a reasonable likelihood does not exist, any extended Repermitting Date shall end and the provisions for possible payment by Seller to Buyer (if Buyer is unable to obtain permits for three (3)
         or more of the Repermitted Wells) shall be triggered.   Buyer shall also, promptly after the Effective
         Time, substitute itself as a party on the other TRRC permit applications pertaining to all other Storage
         Wells (other than the Repermitted Wells) and shall be responsible, at its sole cost and risk, to obtain any permits necessary from the TRCC relating to such other Storage Wells.  Buyer retains sole discretion in whether to use commercially reasonable efforts to prosecute an Application, but if it is determined that Buyer has failed to use such commercially reasonable efforts, the permit(s) for the Repermitted
         Well(s) related to such Application(s) shall be deemed to have been granted for purposes of this Section
         7.07.  Such deemed granting of the permit(s) shall be Seller's sole remedy for Buyer's failure to use commercially reasonable efforts to prosecute such Application(s), and no payments will be due to Buyer under this Section with respect to Repermitted Wells for which such Applications are deemed granted hereunder .

7.08     Further Assurances.  Each Party shall, from time to time at the reasonable request of the other, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment, clarification, and termination, and take such other action as the Party making the request may reasonably require to effectuate the intentions of the Parties, including those required to sell, transfer, convey, and assign to and vest in Buyer, and to place Buyer in possession of the
         Storage Assets, and to transfer, assign, or convey the Excluded Assets and Excluded Liabilities to
         Seller.  Seller intends to convey the Storage Assets at Closing; provided, however, that in the event it is determined after Closing that:  (i) any part of the Storage Assets were not owned by Seller and that the title to any part of the Storage Assets is incorrectly in the name of another entity, or (ii) any
         Excluded Asset is conveyed to Buyer and that the title to such Excluded Asset is incorrectly in the name of Buyer, then each Party shall take all such action necessary to promptly and correctly convey any part of the Storage Assets to Buyer, or any part of the Excluded Assets to Seller.

                                  ARTICLE VIII
                                           CLOSING

8.01     Time and Place.  The closing (the "Closing") of the transactions contemplated by this Agreement shall commence at the offices of Seller in Houston, Texas, at 9:00 a.m., Central Standard Time, on a
         mutually agreeable date within three (3) Business Days after all conditions to Closing specified under
         Sections 8.02 and 8.03 have been either met or waived.  The Closing shall be deemed to be effective as of the Effective Time.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

         (a)      Seller will execute and deliver a deed to the Real Property in the form attached hereto as Exhibit
                  8.01(a)-I and will execute and deliver a deed to the water rights described in that certain

                  Special Warranty Deed recorded in Volume 386 at Page 110 of the Official Public Records of
                  Chambers County, Texas in the form attached hereto as Exhibit 8.01(a)-II.

         (b)      Seller and Buyer shall execute, acknowledge, and deliver to each other the instruments of transfer, assignment, or conveyance in substantially the form of Exhibits 8.01(b)-I and 8.01(b)-II attached hereto and incorporated herein by this reference, and such other documents and instruments of transfer and assignment necessary to vest ownership of the Storage Assets in
                  Buyer in the manner contemplated by this Agreement.

         (c)      Seller shall deliver, or cause to be delivered, to Buyer the following:

                  (i)      the resolutions described in Section 8.02(e);

                  (ii)     copies of the certificates of limited partnership of each Seller, as certified as of a recent date by the Secretary of State of the State of Texas;

                  (iii)    certificates of existence for each Seller in the State of Texas, as certified as of a recent date by the
                           Secretary of State of the State of Texas;

                  (iv)     certificates of the President of the general partner of each Seller, certified by the Secretary or the
                           Assistant Secretary, as the case may be, certifying that all necessary action has been taken by each of D-K I and D-K III and their general partner as required by the applicable membership agreement governing Seller's general partner and by the applicable partnership agreements of Seller to authorize the transactions contemplated hereby;

                  (v)      certificates of the Secretary or Assistant Secretary of each Seller, as the case may be, certifying as of the Closing Date as to the incumbency of the officers or attorney-in-fact of Seller authorized to sign this Agreement and the other documents to be delivered hereunder, together with evidence of the incumbency of each such Secretary or Assistant Secretary;

                  (vi)     the certificate described in Section 8.02(f);

                  (vii)    the Services Agreement, the Ground Leases, the Storage Leases, and the easements as executed and delivered by Seller or the Facility Purchaser, as the case may be, to Buyer, in substantially the forms attached to this Agreement as Exhibits 2.05, 2.05A, 2.05B,
                           2.06A, 2.06B, and as called for under Section 2.07;

                  (viii)   the certificates described in Section 8.02(g);

                  (ix)     the Transition Services Agreement in substantially the form attached hereto as Exhibit 8.01(c); and

                  (x)      the Records, to the extent provided for in Section 7.04.

         (d)      Buyer shall deliver, or cause to be delivered, to Seller the following:

                  (i)      the payment of One Hundred Twenty-four Million Five Hundred Thirty Thousand Dollars ($124,530,000.00) in
                           immediately available same day funds by wire transfer for credit to Seller's account at Bank One, ABA Routing No. 071-000013, Account No. 10-92220, Reference
                           Diamond-Koch-Storage, and the payment of Four Million Four Hundred Seventy Thousand
                           Dollars ($4,470,000.00) in immediately available same day funds by wire transfer for credit to Seller's account at Bank One, ABA Routing No. 071-000013, Account
                           No.10-94671, Reference Diamond-Koch-Storage.

                  (ii)     the resolutions described in Section 8.03(e);

                  (iii)    a copy of the certificate of limited partnership of Buyer, as certified as of a recent date by the
                           Secretary of State of the State of Texas;

                  (iv)     a certificate of existence standing for Buyer in the State of Texas, as certified as of a recent date by the Secretary of State of the State of Texas;

                  (v)      a certificate of the Executive Vice-President of the general partner of Buyer, certified by the
                           Secretary or Assistant Secretary of the general partner of Buyer, as the case may be, certifying that all necessary action has been taken by Buyer and its general partner as required by the applicable membership agreement governing Buyer's general partner and by the applicable partnership agreements of Buyer to authorize the transactions contemplated hereby;

                  (vi)     a certificate of the Secretary or Assistant Secretary of the general partner of Buyer, as the case may be, certifying as of the Closing Date as to the incumbency and signatures of the officer(s) or representatives of such general partner authorized to sign this
                           Agreement and the other documents to be delivered hereunder on behalf of Buyer, together with evidence of the incumbency of each such Secretary or Assistant
                           Secretary; and

                  (vii)    the certificates described in Sections 8.03(f), 8.03(g), and 8.03(h).

         the Services Agreement, the Ground Leases and the Storage Leases, as executed and delivered by the Buyer to the Seller or the Facility Purchaser, as the case may be, in substantially the forms attached to this
         Agreement as Exhibits 2.05, 2.05A, 2.05B, 2.06A and 2.06B.

8.02     Conditions to Buyer's Obligations.  Each and every obligation of Buyer to be performed by the
         Closing is, at the option of Buyer, subject to each of the conditions set forth below.

         (a)      The representations and warranties made by Seller in Article IV, Sections 6.06 and 6.07, Section
                  6.02(a), and the first sentence of Section 7.07 of this Agreement shall be true and accurate in all material respects in accordance with their terms on and as of the Closing with the same effect as though such representations and warranties have been given on and as of the Closing and, if any Schedules attached hereto have been supplemented since the date of this Agreement, any such supplementation shall not, in Buyer's reasonable discretion, taken as a whole, have a material adverse effect on the Schedule at issue or on the representation or warranty to which it pertains.  Seller shall also have performed or complied with, in all material respects, all of its obligations under this Agreement which are to be performed or complied with by it as of the Closing.

         (b)      There shall not be on the Closing (i) any Order by any Governmental Body, (ii) any threat in writing thereof by any Governmental Body, (iii) any Legal Requirement, or (iv) any Proceeding, which in all reasonable likelihood, might prohibit or render illegal, Buyer's consummation of the transactions contemplated herein.

         (c)      [Intentionally Left Blank]

         (d)      All agreements, documents, and instruments contemplated under this Agreement to be executed and delivered by Seller shall have been duly executed by Seller and be ready for delivery concurrently with the consummation of the transactions contemplated by this Agreement.

         (e)      Seller shall deliver to Buyer certified copies of the resolutions of the partners of each Seller authorizing Seller to enter into and to perform this Agreement and each document to be entered into by it as of the Closing, and authorizing execution of this Agreement and each such document by each Person signing on behalf of Seller, and further certifying that such resolutions and such authority have not been modified and remain in effect.

         (f)      Seller shall deliver to Buyer a certificate executed by an officer of Seller certifying that Seller's representations and warranties in Article IV are true and accurate in all material respects in accordance with their terms at the time of Closing, and if any Schedules attached hereto have been supplemented since the date of this Agreement, any such supplementation does not, taken as a whole, have a material adverse effect on the Schedule at issue or the representation or warranty to which it pertains, and further certifying Seller's compliance with Seller's covenants and agreements herein.

         (g)      Seller shall deliver to Buyer certificates executed by an officer of Koch Industries, Inc. and Valero
                  Energy Corporation certifying that it has passed a resolution sufficient to authorize it, as a
                  Seller Guarantor, to enter into and perform the guaranty appearing at the end of this Agreement and authorizing execution of the guaranty by each Person signing the same on behalf of the
                  Seller Guarantors, and further certifying that such resolutions and such authority have not been modified and remain in effect.

         (h)      Seller shall have provided a certificate of non-foreign status substantially in the form set forth in
                  Treasury Regulationss.1.1445-2(b)(2)(iii)(B).

         (i)      Oxy shall have waived its right of first refusal under the Warranty Deed and shall (if consent is required by the terms of the Oxy Brine Agreement) have consented to the assignment of the Oxy
                  Brine Agreement to Buyer.

         (j)      D-K I and/or the Facility Purchaser, as the case may be, shall have executed and delivered the Services
                  Agreement, the Ground Leases and the Storage Leases in substantially the forms attached to this
                  Agreement as Exhibits 2.05, 2.05A, 2.05B, 2.06A and 2.06B.

         (k)      No material adverse effect (which shall not include any effect resulting from a change in general economic, industry or market conditions) shall exist with respect to the Storage Assets, taken as a whole.

         (l)      Buyer shall have received ALTA/ACSM survey plats with legal descriptions together with a Texas licensed surveyor's certification as to accuracy in accordance with "Minimum Standard Detail
                  Requirements for ALTA/ACSM Land Title Surveys" for each fee-owned tract of land constituting a part of the Storage Assets.

8.03     Conditions to Seller's Obligations.  Each and every obligation of Seller to be performed on the
         Closing is, at the option of Seller, subject to each of the conditions set forth below:

         (a)      The representations and warranties made by Buyer in this Agreement shall be true and accurate in all material respects in accordance with their terms on and as of the Closing with the same effect as though such representations and warranties had been given on and as of the Closing and, if any Schedules attached hereto have been supplemented since the date of this Agreement, any such supplementation shall not, taken as a whole, have a material adverse effect on the Schedule at issue or on the representation or warranty to which it pertains.  Buyer shall also have performed or complied with, in all material respects, all of its obligations under this
                  Agreement which are to be performed or complied with by it as of the Closing.

         (b)      There shall not be on the Closing (i) any Order by any Governmental Body, (ii) any threat in writing thereof by any Governmental Body, (iii) any Legal Requirement, or (iv) any Proceeding, which in all reasonable likelihood, might prohibit or render illegal, Seller's consummation of the transactions contemplated herein.

         (c)      [Intentionally Left Blank]

         (d)      All agreements, documents, and instruments contemplated under this Agreement to be executed and delivered by Buyer shall have been duly executed by Buyer and be ready for delivery concurrently with the consummation of the transactions contemplated by this Agreement.

         (e)      Buyer shall deliver to Seller a certified copy of the resolutions of the Board of Directors of the general partner of Buyer authorizing Buyer to enter into and perform this Agreement and each document to be entered into by it as of the Closing, and authorizing execution of this
                  Agreement and each such document by the person signing on behalf of Buyer and further certifying that such resolution and such authority have not been modified and remain in effect.

         (f)      Buyer shall deliver to Seller a certificate executed by an officer of the general partner of Buyer certifying that Buyer's representations and warranties in Article V are true and accurate in all material respects in accordance with their terms at the time of Closing, and further certifying Buyer's compliance with Buyer's covenants and agreements herein.

         (g)      Buyer shall deliver to Seller a certificate executed by an officer of the Buyer Guarantor certifying that it has passed a resolution sufficient to authorize the Buyer Guarantor to enter into and perform the guaranty appearing at the end of this Agreement and authorizing execution of the guaranty by the Person signing the same on behalf of the Buyer Guarantor, and further certifying that such resolutions and such authority have not been modified and remain in effect.

         (h)      Buyer shall have provided a certificate of non-foreign status substantially in the form set forth in
                  Treasury Regulationss.1.1445-2(b)(2)(iii)(B).

         (i)      Oxy shall have waived its right of first refusal under the Warranty Deed and shall (if consent is required by the terms of the Oxy Brine Agreement) have consented to the assignment of the Oxy
                  Brine Agreement to Buyer.

         (j)      Buyer shall have executed and delivered to D-K I or the Facility Purchaser, as the case may be, the
                  Services Agreement, the Ground Leases and the Storage Leases in substantially the forms attached to this Agreement as Exhibits 2.05, 2.05A, 2.05B, 2.06A and 2.06B.

                                   ARTICLE IX
                           DISCLAIMER; INDEMNITY

9.01     Disclaimer.  Except as specifically set forth in this Agreement, Buyer:

         (a)      acknowledges and agrees that Seller has not made, does not make, and expressly disclaims any warranties, representations, covenants, or guarantees, either express or implied, whether arising by operation of law or otherwise, as to the merchantability, habitability, quantity, quality, environmental condition, or physical condition of the Storage Assets or their suitability or fitness for any particular purpose or use;

         (b)      without limiting any indemnity obligations of Seller contained in Section 9.02(a), affirms that: (i) it has investigated and inspected the Storage Assets and is familiar and satisfied with their physical condition, and (ii) has made its own determination as to the: (a) merchantability, habitability, quantity, quality, and physical condition of the Storage Assets and (b) the
                  Storage Assets' suitability or fitness for any particular purpose or use;

         (c)      except to the extent of Seller's indemnity obligations under Section 9.02(a), hereby accepts the Storage
                  Assets in their present environmental condition and physical condition on an "AS IS," "WHERE
                  IS," and "WITH ALL FAULTS AND DEFECTS" basis (including with respect to Seller's title thereto, except as otherwise provided for in this Agreement), regardless of how such faults and defects were caused or created (by Seller's negligence, actions, omissions, fault, or otherwise), and acknowledges that: (i) without this acceptance, this sale would not be made, and (ii) Seller shall not be under any obligation whatsoever to undertake any improvement, repair, modification, alteration, remediation, or other work of any kind with respect to any of the
                  Storage Assets;

         (d)      individually, and on behalf of its successors and assigns, and except as specifically provided for in, and without limiting Seller's indemnity obligations contained in Section 9.02(a), hereby expressly releases Seller from any and all responsibilities, liabilities, obligations, and claims, known and unknown, whether based upon negligence, strict liability, or otherwise, arising under Environmental Laws or any other Legal Requirement, including, without limitation, any obligations to take the Storage Assets back or reduce the Purchase Price, or any actions for contribution or indemnity, or to improve, repair, or otherwise modify the physical or environmental condition or operation of the Storage Assets, that Buyer or its successors or assigns may have against Seller or that may arise in the future, based, in whole or in part, upon the presence of Hazardous Materials or other Environmental Contamination on, around, within, or under the Storage Assets or arising from the environmental condition or physical condition of the Storage Assets, regardless of how caused or created (by Seller's negligence, actions, omissions, or fault, pursuant to any statutory scheme of strict liability, or otherwise).  Buyer further acknowledges that the provisions of this Section 9.01 have been fully explained to Buyer and that it fully understands and accepts the same as a condition to proceeding with this transaction.  Buyer acknowledges that none of Seller's employees, agents, or representatives have made any statements or representations contrary to the provisions of this Section 9.01;

         (e)      except as specifically stated in this Agreement, acknowledges that Seller makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any title opinion, data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Buyer in connection with the Storage
                  Assets, including, without limitation, any description of the Storage Assets, the pricing assumptions, the environmental condition or physical condition of the Storage Assets, any other matters contained in the data, or any other materials furnished or made available to Buyer by
                  Seller or by Seller's employees, agents, or representatives;

         (f)      recognizes and expressly acknowledges that the Storage Assets may contain asbestos coating, insulation or other asbestos-containing materials (collectively, "Asbestos") and that any such asbestos may be in a friable or nonfriable condition.  Seller makes no representations or warranties regarding the extent or condition of any Asbestos-containing material associated with the
                  Storage Assets.  Buyer, as owner and/or operator of the Storage Assets after Closing, expressly assumes all responsibility for complying with all applicable regulatory obligations relating to any such Asbestos, including those arising under environmental and worker health and safety laws.  Buyer hereby certifies to Seller that Buyer and its employees, contractors, and agents that may come into contact with such Asbestos will comply with all applicable laws and other governmental requirements relating thereto, including requirements relating to the training of workers in the handling of Asbestos; and

         (g)      by virtue of the purchase of the Storage Assets from Seller, acknowledges that Seller hereby expressly excludes, and does not assign, transfer, or convey to Buyer any rights or benefits of or to any insurance policies of Seller or Seller's Affiliates which might relate to, cover, or insure
                  Seller for loss of or liability arising from the use, ownership, or operation of the Storage
                  Assets, regardless of whether such assignment, right, or benefit arises by statute, agreement, or operation of law, including but not limited to defense and indemnity benefits attributable to or arising from or under such policies.

9.02     Indemnity.

         (a)      Seller's Indemnity.  Seller shall indemnify, reimburse, defend, and hold harmless Buyer, its parent company, Affiliates, and Subsidiaries and their respective partners, members, directors, shareholders, officers, employees, agents, attorneys, representatives, contractors, and subcontractors (collectively, the "Buyer Indemnitees") from and against any and all liabilities, claims, losses, strict liability claims, demands, lawsuits, judgments, orders, fines, penalties, damages, expenses (including but not limited to reasonable attorneys' fees and consultant fees), costs, and causes of action, including for an Environmental Liability
                  (collectively, the "Liabilities/Claims," and individually, a "Liability/Claim"), regardless of whether the Liabilities/Claims were caused in whole or in part by the strict liability, fault, or negligence of Buyer or any other Person (whether sole, joint, concurrent, or comparative with any strict liability, fault, or negligence of Seller or any other Person) arising from or relating to (i) the ownership or operation of the Storage Assets before the Effective Time or any act or omission of Seller or its Affiliates before the Effective Time in connection with the Storage Assets, regardless of when a claim is recognized or asserted with respect to such loss; provided, that Seller owes no indemnity obligation for Liabilities/Claims arising from or relating to the condition of the Storage Assets prior to the Effective Time resulting in injury or damage after the Effective Time; (ii) the breach of any representation or warranty of Seller contained in this Agreement; or (iii) any Excluded Liabilities; provided, however, that:

                  (A)      Seller's obligations to indemnify Buyer Indemnitees pursuant to this Section 9.02 will be limited by
                           Section 9.04;

                  (B)      Seller shall have no liability under Section 9.02(a)(i) (except to the extent provided in Section
                           9.02(a)(iii)) or Section 9.02(a)(ii) unless the aggregate of all Liabilities/Claims relating thereto for which Seller would, but for this proviso, be liable exceeds, on a cumulative basis, an amount equal to Five Million Dollars ($5,000,000.00);

                  (C)      Seller's aggregate liability under Section 9.02(a)(i) (excluding any liability under Section
                           9.02(a)(iii)) and Section 9.02(a)(ii) shall in no event exceed Five Million Dollars
                           ($5,000,000.00); and

                  (D)      The limitations set forth in Sections 9.02(a)(B) and (C) shall not apply to any indemnity for Taxes under Article X, and indemnities for Taxes will not be taken into account in determining the satisfaction of the thresholds and caps of Sections 9.02(a)(B) and (C).

         (b)      Buyer's Indemnity.  Buyer shall indemnify, reimburse, defend, and hold harmless Seller, its parent companies, Affiliates, and subsidiaries and their respective partners, members, directors, shareholders, officers, employees, agents, attorneys, representatives, contractors, and subcontractors (collectively, the "Seller Indemnitees") from and against any and all
                  Liabilities/Claims, regardless of whether the Liabilities/Claims were caused in whole or in part by the strict liability, fault, or negligence of Seller or any other Person (whether sole, joint, concurrent, or comparative with any strict liability, fault, or negligence of Buyer or any other person) arising from or relating to (i) the ownership or operation of the Storage
                  Assets after the Effective Time or any act or omission of Buyer or its Affiliates after the
                  Effective Time in connection with the Storage Assets, (ii) any act or omission of any Hired
                  Employees on and after the Effective Time, (iii) the ownership or operation of the Storage
                  Assets prior to the Effective Time or any act or omission of any Person (including Seller or its Affiliates) prior to the Effective Time in connection with the Storage Assets to the extent that Seller does not have an indemnification obligation as the result of Section 9.02(a)(B),

                  Section 9.02(a)(C) or Section 9.04, (iv) the breach of any representations or warranty of Buyer contained in this Agreement, or (v) any Assumed Liabilities.

         (c)      Sole and Exclusive Remedy.  Other than claims for actual fraud, violations of covenants to be performed after the Closing and claims under other contractual relationships between the
                  Parties, the right of each Party to seek indemnification from the other Party pursuant to this
                  Article IX shall be the sole and exclusive remedy of each Party against the other with respect to this Agreement or the transaction contemplated hereby.  Any adjustments to the Purchase
                  Price pursuant to Section 3.02 shall not be deemed to be payments pursuant to Section 9.02(a)
                  or Section 9.02(b).

         (d)      Limitation.  Notwithstanding anything to the contrary contained in this Article IX, no Party (i)
                  shall be liable to another Party for any damages related to or arising in connection with this
                  Agreement or the transactions contemplated hereby other than actual or compensatory damages; it being agreed that no Party shall be liable for indirect, incidental, consequential (including, but not limited to, lost profits or earnings, losses due to business interruption or diminution in value of the Storage Assets), exemplary, or punitive damages hereunder, except to the extent arising from third parties, or (ii) shall be entitled to recover more than once for any single
                  Liability/Claim for which a Party has indemnified another Party, such as in the case of a single Liability/Claim resulting from the breach of more than one representation, warranty, covenant, or agreement hereunder.

9.03     Survival of Representations and Warranties.  Except as set forth below in this Section 9.03 or in
         Section 9.04, all obligations under this Agreement, including the indemnification obligations hereunder, shall survive the Effective Time; provided, that the representations and warranties of Seller contained in Sections 4.01, 4.02, and 4.04 and of Buyer in Sections 5.01, 5.02, and 5.04 shall survive the
         Effective Time indefinitely, the representations and warranties of Seller contained in Section 4.13 shall terminate at the close of business two (2) years following the Closing, the representations and warranties of Seller contained in Section 4.10 shall terminate upon the expiration of the applicable statute of limitations, and all other representations and warranties of Seller and Buyer shall survive the Effective Time for eighteen (18) months.  Notwithstanding the foregoing, all representations and warranties shall survive beyond the applicable dates specified above with respect to any claim hereunder for indemnification based on any misrepresentation or breach of warranty that is asserted in reasonable detail in writing on or prior to such date.

9.04     Termination of Indemnification.  The obligations to indemnify and hold harmless a Party hereto
         (a) pursuant to Section 10.02, shall terminate at the time the applicable statutes of limitations with respect to the Tax liabilities in question expire (giving effect to any extension thereof), (b) pursuant to Section 9.02(a)(ii) and Section 9.02(b)(iii), shall terminate when the applicable representation or warranty terminates pursuant to Section 9.03, (c) pursuant to Section 9.02(a)(i), shall terminate four
         (4) years after the Effective Time, and (d) pursuant to the other clauses of Section 9.02, shall not terminate notwithstanding any otherwise applicable statutes of limitation; provided, however, that as to clauses (a), (b), and (c) above, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

9.05     Title Defect Indemnity. Subject to the limitations provided for in this Article IX, Seller shall indemnify, reimburse, defend, and hold harmless Buyer Indemnitees from and against any and all
         Liabilities/Claims caused by Title Defects involving the Material Instruments, but only to the extent that such Title Defect is demonstrated to have existed before the Effective Time. Seller's liability under this Section 9.05 (of any kind, including for indemnity or otherwise) for any Liabilities/Claims which are the subject of this Section shall be limited (a) to any such Liabilities/Claims asserted within one (1) year after the Effective Time by a Buyer Indemnitee giving Seller written notice in accordance with the provisions of Section 9.06; and (b) Seller shall have no liability or obligation to indemnify or reimburse Buyer Indemnitee with respect to such Liabilities/Claims until such time as the aggregate of such Liabilities/Claims exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the
         "Title Deductible"), at which time Seller shall indemnify, reimburse, defend and hold harmless Buyer
         Indemnitee with respect to the next Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Title Defect
         Cap").  The indemnity obligation under this Section 9.05 shall terminate at the earlier of (a) when
         Seller or Seller Guarantors have paid Two Hundred Fifty Thousand Dollars ($250,000.00) or (b) one (1)
         year after the Effective Time; provided, that it shall not terminate at such time with respect to any
         Title Defect (but subject to the Title Defect Cap) as to which Buyer has, before expiration of such one-year period, previously made a claim by delivering a written notice of such claim (stating in reasonable detail the basis of such claim) to Seller.

9.06     Indemnification Procedures.  In the event that any Proceedings shall be instituted or any claim shall be asserted by any Person in respect of which indemnification may be sought by any Party or
         Parties from any other Party or Parties under the provisions of this Agreement, the Party or Parties seeking indemnification (collectively, the "Indemnitee") shall cause written notice of the assertion of any claim of which it has knowledge that is covered by the indemnity to be forwarded promptly to the
         Party or Parties from which indemnification is sought (collectively, the "Indemnitor").  The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or to take exclusive control of, the defense, negotiation, and/or settlement of any Proceeding or demand which relates to any amounts indemnifiable or potentially indemnifiable under this Agreement; provided, however, that the Indemnitee may participate in any such Proceeding with counsel of its choice and at its own expense.  The Indemnitor shall not have the right to admit liability with respect to, or compromise, settle or discharge any claim or consent to the entry of any judgment with respect to such claim, without the consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed, or conditioned, unless such settlement, compromise or consent includes an unconditional release of the Indemnitee from all liability and obligations arising out of such claim.  Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnitor.
         In the event that the Indemnitor elects not to defend or settle such Proceeding or demand and the
         Indemnitee defends, settles, or otherwise deals with any such Proceeding or demand, which settlement may be without the consent of the Indemnitor, the Indemnitee will provide fifteen (15) days advance written notice of any settlement to the Indemnitor and will act reasonably and in accordance with its good faith business judgment.  The Parties hereto agree to reasonably cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Proceeding or demand.  After final judgment or award shall have been rendered by a Governmental Body and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the
         Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the
         Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the
         Indemnitee by check within thirty (30) days after the date of such notice.  In the event of any claim by a third party against an Indemnitee, the Indemnitee will, at its own expense, use its commercially reasonable efforts to make available to the Indemnitor those employees whose assistance, testimony, or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnitee but failure to provide necessary witnesses or access to information will excuse the Indemnitor's performance.

9.07     Compliance with Express Negligence Rule.  Disclaimers, limitations on liability and indemnities in this Agreement shall apply even in the event of the sole, joint and/or concurrent negligence, strict liability or other fault of the party whose liability is released, disclaimed, limited or indemnified.

                                   ARTICLE X
                                   TAXES

10.01    Purchase Price Allocation(a). Seller and Buyer agree that the Purchase Price (as adjusted pursuant to the terms of this Agreement) and the Assumed Liabilities will be allocated among the Storage

         Assets for all purposes (including tax and financial accounting purposes) as jointly agreed between
         Buyer and Seller within ninety (90) days after the Closing Date. Buyer, Seller and their applicable
         Affiliates will file all Returns in a manner consistent with such allocation.  Should, by the end of such 90-day period, the Parties be unable to agree on such allocation as contemplated by this Section
         10.01, the Parties' disagreement with respect thereto shall be referred to the Accounting Firm which shall resolve such dispute, which resolution shall be final and binding, in the manner provided for in
         Section 7.01(b) hereof.

10.02    Liability for Taxes.

         (a)      Except as otherwise provided in this Agreement, Buyer, on the one hand, and Seller and Seller Owners, on the other hand, shall be liable for the Taxes imposed upon them by law and neither shall have any right to indemnity from the other on account of Taxes.

         (b)      Seller shall be liable for, and shall indemnify and hold Buyer and its Affiliates harmless from, (i) any
                  Taxes caused by or resulting from the sale of the Storage Assets pursuant to this Agreement
                  (excluding the Taxes specified in Section 10.03), (ii) any Taxes relating to the income, ownership, sale or other transfer of the Excluded Assets or any other assets of Seller other than the Storage Assets, (iii) any Taxes imposed with respect to the ownership or operation of the Storage Assets for any taxable period ending on or before the Effective Time (or the portion, determined as described in paragraph (d) of this Section 10.02, of any such Taxes for any taxable period beginning on or before and ending after the Effective Time which is allocable to the portion of such period prior to the Effective Time (the "Pre-Closing
                  Period")), (iv) any Taxes arising from a breach of Seller's representations pursuant to Section
                  4.10 (treating such representations as made as of the date hereof and as of the Closing Date),
                  (v) the real and personal property taxes contemplated by Section 3.02(a)(ii), and (vi) any attorneys' fees or other costs incurred by Buyer or any of its Affiliates in connection with any payment from Seller under this Section 10.02(b).

         (c)      Buyer shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless from, (i) any
                  Taxes (including the Taxes specified in Section 10.03) imposed with respect to the Storage
                  Assets for which Seller is not liable pursuant to Section 10.02(b), and (ii) any attorneys'
                  fees or other costs incurred by Seller and its Affiliates in connection with any payment from
                  Buyer under this Section 10.02(c).

         (d)      Whenever it is necessary for the purposes of Section 10.02(b)(iii) or Section 10.02(c)(i) to determine the portion of any Taxes imposed on or for a taxable period beginning on or before and ending after the Effective Time which is allocable to the Pre-Closing Period, the determination shall be made, in the case of property, ad valorem or similar Taxes (which are not measured by, or based upon, production) or franchise or capital Taxes (which are not measured by, or based upon, net income), on a per diem basis, and, in the case of other Taxes, by assuming that the
                  Pre-Closing Period constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Effective Time that are calculated on an annual or periodic basis shall be apportioned to the Pre-Closing Period ratably on a per diem basis.

         (e)      Buyer agrees to pay to Seller any refund received after the Effective Time by Buyer or its Affiliates, including the Seller Transferred Subsidiaries, in respect of any Taxes for which Seller is liable under Section 10.02(b).  Seller agrees to pay to Buyer any refund received by Seller or its Affiliates in respect of any Taxes for which Buyer is liable under Section 10.02(c).  The
                  Parties shall cooperate in order to take all necessary steps to claim any such refund. Any such refund received by a Party or its Affiliate for the account of the other Party shall be paid to such other Party within thirty (30) days after such refund is received.

         (f)      The adjustment to the Purchase Price for certain property Taxes pursuant to Section 3.02(a)(ii) of this
                  Agreement shall constitute a preliminary settlement of the indemnity obligations under this
                  Section 10.02 relating to such Taxes.  Further adjustments shall be made, pursuant to the provisions of this Article X, to the extent those Taxes differ from the amounts used in calculating the adjustment to the Purchase Price.

10.03    Transfer Taxes.  Buyer agrees to be liable for any and all conveyance, transfer, recording and registration fees and sales, use, gross receipts, motor vehicle transfer and excise, real estate transfer, documentary stamp and similar transfer Taxes imposed with respect to the sale, conveyance and
         assignment of the Storage Assets hereunder.   Buyer shall prepare and file, to the extent permitted by
         law, any necessary Returns in connection with the foregoing Taxes and fees to be borne by Buyer and pay all filing and recording fees relating to the filing and recording of any instruments delivered by Buyer to convey the Storage Assets to Buyer.  Seller shall cooperate with the Buyer to establish and document all exemptions from such taxes and fees for which the sale, conveyance and assignment of the Storage
         Assets is eligible.

10.04    Tax Proceedings.  In the event Buyer or any of its Affiliates receive notice (the "Proceeding
         Notice") of any examination, claim, adjustment or other Proceeding with respect to the liability of the
         Buyer for Taxes for which Seller is or may be liable under Section 10.02(b), Buyer shall notify Seller in writing thereof (the "Buyer Notice") no later than seven (7) business days after the receipt by Buyer or any of its Affiliates of the Proceeding Notice.  As to any such Taxes for which Seller is or may be liable under Section 10.02(b), Seller shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment or other Proceeding, provided Seller notifies Buyer in writing that Seller desires to do so no later than the earlier of (i) thirty (30) days after receipt of the
         Buyer Notice or (ii) five (5) days prior to the deadline for responding to the Proceeding Notice.  The
         Parties shall cooperate with each other and with their respective Affiliates, and will consult with each other, in the negotiation and settlement of any Proceeding described in this Section 10.04.

10.05    Payment of Taxes.  Except as provided in Section 3.02(a)(ii) and Section 10.02, all Taxes shall be paid by the Party that is legally responsible therefor. Any amount to which a Party is entitled under this Article X shall be promptly paid to such Party by the Party obligated to make such payment following written notice to the Party so obligated stating that the Taxes to which such amount relates are due and providing details supporting the calculation of such amount.

10.06    Tax Returns.  Except as provided in Section 10.03, all Returns relating to the Storage Assets shall be prepared and filed by the Party that is legally responsible therefor. Each Party shall cooperate with the other Party and shall make available all necessary records and timely take all action necessary to allow the other Party to prepare and file the Returns relating to the Storage Assets which such Party is responsible for preparing and filing under this Section 10.06.  Buyer agrees that its 2002
         Returns relating to the Storage Assets shall cover all periods beginning as of the Effective Time.
         Seller agrees that its 2002 Returns relating to the Storage Assets will not cover any periods after the
         Effective Time.

10.07    Cooperation and Exchange of Information.  Each Party will provide, or cause to be provided, to the other Party copies of all correspondence received from any Governmental Body by such Party or any of its Affiliates in connection with any Taxes for which such other Party is or may be liable under Section
         10.02(b) or Section 10.02(c).  The Parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Return or claim for refund, in determining a liability or a right of refund or in conducting any audit or other Proceeding in respect of Taxes imposed on the Parties or their respective Affiliates. The Parties and their Affiliates will preserve and retain all Returns, schedules, work papers and all material records or other documents relating to any such Returns, claims, audits or other proceedings until the expiration of the statutory period of limitations (including extensions) of taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this
         Agreement and shall make such documents available to the other Party or any Affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Storage Assets as they shall deem necessary. Any information obtained pursuant to this
         Section 10.07 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting any audit or other Proceeding. Each Party shall provide the cooperation and information required by this Section 10.07 at its own expense.

10.08    Survival of Obligations. The obligations of the Parties set forth in this Article X shall be unconditional and absolute and shall remain in effect without limitation as to time.

10.09    Conflict.  In the event of a conflict between the provisions of this Article X and any other provisions of this Agreement, the provisions of this Article X shall control.

                                   ARTICLE XI
                             EMPLOYEE MATTERS

11.01    Employees.

         (a)      Buyer may interview and offer employment to any or all of the individuals listed on Schedule 11.01 (the
                  "Employees"), which offers of employment shall be effective as of 12:00:01 a.m. on February 1,
                  2002 (the "Employment Effective Time"). Buyer shall provide to Seller a list of all of those
                  Employees it wishes to interview or to make offers of employment without interviews and shall coordinate interviews with a Seller-designated representative.  Seller shall (i) cooperate with
                  Buyer in its attempts to hire such Employees who may be offered employment by Buyer, (ii)
                  permit Buyer to review the personnel records and such other information concerning such
                  Employees as Buyer may reasonably request, subject to obtaining any legally required written permission of any affected Employee and subject to any restrictions imposed by applicable law, and (iii) not directly or indirectly discourage any Employee from accepting an offer of
                  employment from Buyer.   Buyer shall provide to Seller a list of those Employees it intends to make offers of employment, which list shall include the offered salary and location of employment.  Seller shall, and shall cause its owners and its Affiliates to, continue to employ all Employees through the Employment Effective Time, except for any Employee who (i) is terminated with the prior written consent of Buyer or (ii) voluntarily resigns. Buyer shall also provide to Seller a list of those Employees who have previously accepted Buyer's employment offer on the Closing Date. Those Employees accepting employment with Buyer effective as of the Employment Effective Date are herein referred to as the "Hired Employees."  Buyer agrees that it will treat the Hired Employees on substantially the same basis as other similarly situated employees of Buyer.  Seller shall not, and shall cause its owners and their respective Affiliates to not, solicit the services of any Hired Employee during the one-year period following the Closing Date.

         (b)      Buyer will be responsible for any severance pay and severance benefits to the extent required under federal, state, or local law, or notices required under such laws, with respect to terminations by Buyer of Hired Employees occurring after the Employment Effective Time.  Buyer shall defend, indemnify, and hold Seller and its Affiliates harmless from any Liabilities/Claims by any Hired
                  Employee for their wages, salaries, bonuses, severance pay, and severance benefits provided under federal, state, or local law, notices required under such laws, and compensation or benefits of any kind which accrue under Buyer's employee benefit plans as a result of and related to any of the Hired Employees' employment by Buyer after the Employment Effective Time.

         (c)      Seller or its Affiliates shall retain responsibility for payment of the following matters that accrue for the periods prior to and through the Employment Effective Time as a result of the
                  Employees' employment with Seller:

                  (i)      wages, salaries and bonuses;

                  (ii)     severance pay and severance benefits to the extent required under federal, state, or local law, or notices required under such laws, with respect to employees of Seller (including, without limitation, the Hired Employees) who are terminated by Seller or an Affiliate of Seller on or prior to the Employment Effective Time; and

                  (iii)    except as otherwise expressly provided in this Article XI, all liability and obligations under all
                           Employee Benefit Plans, deferred and incentive compensation plans of Seller or its
                           Affiliates and all employment-based or related claims and matters.

                           Notwithstanding the foregoing in this Section 11.01(c) and except as already accounted for as part of the Net Operating Cash Flow or Net Operating Cash Deficit under Section
                           7.06, Buyer shall, or shall cause one or more of Buyer's Affiliates to, reimburse
                           Seller and/or Seller's Affiliates, as the case may be, for the  actual costs and expenses described in Sections 11.01(c)(i) and 11.01(c)(iii) and incurred and paid by
                           Seller and/or Seller's Affiliates to the Hired Employees during the period beginning on and including January 1, 2002, and ending on and including January 31, 2002 (the
                           "Reimbursed Employee Expenses"), such reimbursement to be paid by Buyer and/or Buyer's
                           Affiliates to Seller and/or Seller's Affiliates, as the case may be, within ten (10)
                           Business Days following the date on which Buyer shall have received from Seller a certificate certifying the Reimbursed Employee Expenses and containing, in reasonable detail, the basis and method of the calculation thereof.

11.02    Employee Benefit Plans.

         (a)      As of the Employment Effective Time, Seller or its Affiliates shall cause the termination of the participation of the Hired Employees in all of the savings, Code section 401(k), pension, retirement, medical, dental, life insurance, accident and sickness, short-term disability, long-term disability, profit-sharing, deferred compensation, stock option, vacation, stock bonus, employee stock ownership, bonus, severance, or other similar plans, programs, agreements, and arrangements, including all employee benefit plans as defined in Section 3(3)
                  of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are maintained by or contributed to by Seller (the "Plans"), except that the Hired Employees'
                  participation in Seller's or its Affiliates' medical and dental plans shall continue through the last day of the month prior to the Employment Effective Time.  At the end of the last day of the month priot to the Employment Effective Time, the Hired Employees' participation in
                  Seller's or its Affiliates' medical and dental plans shall terminate. Seller and Buyer shall mutually determine and agree as to whether the "same desk" rule applies to the Seller's or its
                  Affiliates' tax qualified savings plan.  If such rule does not apply, Seller shall make distribution to the Employees in accordance with the terms of Seller's or its Affiliates'
                  plan.  Seller and Buyer shall permit direct rollovers to Buyer's plan in cash and participation notes for electing participants.  If such rule applies, the Parties shall cooperate in determining whether a Plan to Plan transfer of assets from Seller's or its Affiliates' tax qualified savings plan to Buyer's tax qualified savings plan can be made for the Hired
                  Employees.  If it is determined a transfer of assets can be made, the Parties shall promptly arrange a conference call with their respective record keepers of their Plans and direct the record keepers to cause a transfer of assets ("TOA"), in a form acceptable to Buyer, and shall establish a date for the TOA. The Parties shall urge their respective record keepers to conclude the TOA as quickly as possible, but in any event within nine (9) months after the
                  Parties have agreed to the TOA. Each Party shall ensure that amendments to its Plan documents necessary to accomplish the TOA are submitted to its board of directors prior to the TOA and shall provide the other Party with a copy of any such amendment upon adoption.

         (b)      All of the Hired Employees will be permitted to enroll in all of Buyer's Plans upon the termination of such benefits under Seller's or its Affiliates' Plans and any other benefit plan of Buyer in accordance with the terms and conditions of Buyer's plans in effect from time to time for its similarly situated employees generally.

         (c)      After the Employment Effective Time, Buyer shall waive or cause the waiver of waiting periods, pre-existing condition exclusions, and other limitations on participation otherwise applicable to any Hired Employee and qualified dependents (who was covered by an employee group health plan of Seller or its Affiliates and immediately elects to be covered by the group health plan of Buyer) under or with respect to all plans maintained by Buyer for such Hired Employees.

                  Buyer shall recognize or cause to be recognized all claims and expenses of Hired Employees during 2001 for purposes of satisfying applicable deductible provisions (and any other like adjustments or limitations on coverage) under, and to the extent recognized for current employees of Buyer, all applicable group health plans maintained by Buyer.  Seller shall cause
                  Seller's or its Affiliates' plan providers and insurers to provide to Buyer a true and complete listing of all amounts so expended (including co-payments and deductibles paid) with respect to each Hired Employee and such other information as Buyer may reasonably require in order to properly administer the provisions of this Section 11.02(c).

         (d)      Without limiting Section 11.01(c)(iii), Seller shall retain responsibility for all medical, dental, life, vision, AD and D, cafeteria, short-term disability, and long-term disability claims by any
                  Hired Employee which were incurred on or prior to the Employment Effective Time and for workers' compensation claims related to injuries arising from the employment of the Employees for periods prior to and through the Employment Effective Time, in each case to the extent covered by the respective employee benefit plan and/or insurance plan or policy of Seller or its Affiliates, and any claims regarding Seller's 401(k) Plan which arise out of the administration or operation of such Plan prior to the Employment Effective Time.  Seller will provide reasonable assistance, at no cost to Buyer, for the administration or termination of such benefits.

         (e)      For purposes of this Section 11.02, a claim for reimbursement under a medical, hospital or dental, prescription drug, or similar plan shall be deemed to be incurred on the date that the claim occurs.  A claim occurs on the date service is provided and there shall be no continuation of a claim from one day to the next.  In the event of a hospitalization commencing on or prior to the last day of the month prior to the month in which the Employment Effective Time occurs, any existing coverage shall cease on the end of the last day of the month prior to the month in which the Employment Effective Time occurs unless the participant elects COBRA continuation coverage.

         (f)      To the extent recognized by Seller, prior employment with Seller or an Affiliate thereof shall be recognized by Buyer for the purpose of determining service awards, vacation eligibility, and for eligibility, vesting, and participation under Buyer's employee benefit plans for the Hired
                  Employees but not with respect to calculating pension benefit payments; provided, however, that vacation time accrued and unused while a Hired Employee was employed by Seller's Affiliate shall be paid by the employing Affiliate to the applicable Hired Employees; and provided further, that Buyer shall allow Hired Employees to take such accrued and unused vacation on or before the time it would have been required to be taken under the Hired Employee's prior employer's policies without pay. Neither the foregoing nor any other provision of this Article
                  XI constitutes an assumption of any liability by Buyer with respect to any liability or obligation of Seller, its owners or an Affiliate thereof to or with respect to any Hired
                  Employees.  Commencing with the anniversary year of their employment with Buyer, Hired
                  Employees will be given vacation recognizing prior years of service with Seller or its
                  Affiliates on Buyer's vacation schedule.

         (g)      Seller shall not include a reserve for accrued bonuses through the Employment Effective Time.  Seller shall pay such amounts directly to the Hired Employees on the date of termination of employment with Seller, its owners or their respective Affiliates, as the case may be.

         (h)      Seller shall cause each Hired Employee to be one hundred percent (100%) vested in his or her accrued benefits under each employee benefit plan of Seller and its Affiliates as of the Employment
                  Effective Time.

         (i)      Nothing in this Article XI should be construed as requiring Buyer to maintain any employee benefit plan or prevent Buyer from amending or terminating any employee benefit plan at any time in its sole discretion.  Further, nothing herein shall prevent Buyer from terminating any Hired Employee after the Employment Effective Time for any reason.

         (j)      No provision of this Article XI shall create any third-party beneficiary rights in any Hired Employee
                  (or any beneficiary or dependent thereof), including without limitation, any right to continued

                  employment with Buyer for any specified period of time after the Employment Effective Time.

         (k)      Seller and Buyer agree that, with respect to Hired Employees who accept employment with Buyer upon the
                  Closing, each will take the position that they respectively meet the definitions of
                  "predecessor" and "successor" as defined in Revenue Procedure 96-60 and IRS Regulation Section
                  31.3121(a)(1)-1(b).  Absent a mutual agreement to the contrary, Seller and Buyer will use the
                  "Standard Procedure" described in Section 4 of Revenue Procedure 96-60.  Seller shall supply to
                  Buyer, with respect to all Hired Employees, all cumulative payroll information as of the
                  Employment Effective Time that Buyer shall reasonably request in order to comply with IRS
                  Regulation 31.3121(a)(1)-1(b).

                                  ARTICLE XII
                         MISCELLANEOUS PROVISIONS

12.01    Commission.  Each of the Parties hereto represents and warrants that there are no claims for brokerage commission or finders' fees in connection with the transaction contemplated by this Agreement, and Seller and Buyer will respectively pay or discharge, and will defend (upon the other's request) and indemnify the other for, brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying party.

12.02    Assignment. The terms, provisions, and conditions of this Agreement shall extend to, be binding upon, and inure to the benefit of the Parties hereto, their respective successors, and assigns.  No
         Party will make an assignment of its rights and/or obligations under this Agreement to a Person that is not an Affiliate of such assigning Party without the prior written consent of the other, which such consent may be withheld for any reason; provided, that the assigning Party, as a condition to making an assignment to an Affiliate or to obtaining the consent of the other Party to any non-Affiliate assignment, shall execute and deliver an instrument, in a form reasonably satisfactory to the consenting
         Party, by which the assigning party expressly agrees to remain bound by and primarily liable under this
         Agreement.  Any assignment or attempted assignment in violation of the foregoing shall be void.

12.03    Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules attached hereto and incorporated by reference herein contain the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants, or undertakings relating to the transactions contemplated herein other than those expressly set forth herein.  This
         Agreement supersedes all prior agreements and understandings between the Parties with respect to its subject matter, except for that certain Confidentiality Agreement dated December 14, 2000, between the
         Parties or their Affiliates which shall remain in full force and effect pursuant to its terms until the
         Closing, and shall further remain in full force and effect with respect to all information provided to
         Buyer or its Affiliates with respect to any of Seller's or its Affiliate's businesses or assets other than the Storage Assets. This Agreement may be amended only by a written instrument duly executed by the
         Parties.  Any condition to a Party's obligations hereunder may be waived in writing by such Party.  No waiver by any Party of any one or more defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

12.04    Severability.  Each portion of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

12.05    Actions.  Seller and Buyer, singularly and plurally, warrant and agree that each shall use its commercially reasonable efforts to take or cause to be taken all such action as may be necessary to consummate and make effective the transaction as set forth in this Agreement and to assure that it will not be under any material corporate, legal, or contractual restriction that would prohibit or delay the timely consummation of such transaction.

12.06    Termination.

         (a)      This Agreement may be terminated at any time on or prior to the Closing:

                  (i)      by mutual written consent of Seller and Buyer;

                  (ii)     by Seller on the Closing if the conditions set forth in Section 8.03 have not been satisfied in all material respects by Buyer or have not been waived by Seller in writing by the Closing;

                  (iii)    by Buyer on the Closing if the conditions set forth in Section 8.02 have not been satisfied in all material respects or have not been waived by Buyer or Seller, as appropriate, in writing by the Closing;

                  (iv)     by either Party, if there shall be any order, writ, injunction or decree of any Governmental Body binding Seller or Buyer which prohibits or restrains Seller or Buyer from consummating the transactions contemplated hereby; or

                  (v)      by either Party in accordance with the terms of Section 6.01.

         (b)      If the Closing does not occur as a result of either Seller or Buyer exercising its right to terminate pursuant to this Section 12.06, then this Agreement shall be null and void, and no Party shall have any rights or obligations under this Agreement, except that:

                  (i)      All filings, applications and other submissions made to any Governmental Body shall, to the extent practicable, be withdrawn from the Governmental Body to which they were made;

                  (ii)     A termination shall not relieve any Party from any liability for breach hereof, and the non-breaching
                           Party shall be entitled to any and all relief under applicable law or in equity on account of such breach; and

                  (iii)    Buyer's obligations under the Confidentiality Agreement referenced in Section 12.03 shall survive any such termination.

12.07    Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, ENFORCED IN ACCORDANCE WITH, AND INTERPRETED
         UNDER THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

12.09    Preparation of Agreement/Relationship of Parties.  This Agreement was prepared jointly by the
         Parties hereto and not by either to the exclusion of the other.  Neither Party hereto stands in any fiduciary or confidential relationship to the other Party, nor are the Parties hereto partners, joint venturers, or otherwise in a relationship imposing any legal or equitable duty on one Party to the other
         Party.  Each Party acknowledges and agrees that it has a duty to read this Agreement and all Exhibits and Schedules attached hereto, and all documents and instruments referred to herein or in such Exhibits and Schedules; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of its terms, conditions, and effect; that it has been represented by legal counsel of its choice throughout the negotiations preceding its execution of this Agreement and has received the advice of such counsel in connection therewith; and that it recognizes that certain of the terms of this
         Agreement provide for the assumption by one Party of, and/or release of the other Party from, certain liabilities that such Party would otherwise be responsible for under law.  Each Party hereby agrees that it will not contest the validity or enforceability of any provisions of this Agreement on the basis that the Party had no notice or knowledge thereof or that such provisions are not "conspicuous."

12.10    No Third Party Beneficiaries.  Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions of Article IX shall inure to the benefit of the Buyer Indemnitees and the Seller Indemnitees as provided therein.

12.11    Notices and Addresses.

         (a)      All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the addresses set forth in Section 12.11(b).  Any such notices may be sent by (i) a nationally recognized overnight courier, in which case notice shall be deemed delivered three (3) business days after deposit with such courier, (ii) facsimile transmission, in which case notice shall be deemed delivered upon actual receipt by recipient, (iii) hand delivery, in which case notice shall be deemed delivered upon actual receipt by recipient, or (iv) certified mail, return-receipt requested, in which case notice will be deemed delivered three (3) business days after mailing.  Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall be in writing in the English language. The refusal to accept delivery shall constitute acceptance, and in such event, the date of delivery shall be the date on which delivery was refused. Notwithstanding anything to the contrary contained herein, in the event that the delivery of any notice, item, or information, pursuant to the terms hereof, begins the running of a time period during which a Party is obligated to respond or else have its approval deemed to have been granted or denied, then such notice, item, or information shall either bear or be accompanied by a cover letter which bears the following legend (in bold and capital letters): "TIME SENSITIVE REQUEST - RESPONSE REQUIRED WITHIN A FINITE NUMBER OF DAYS."

         (b)      Addresses.  The addresses and other details of the Parties are:

                  Buyer:                    Enterprise Products Texas Operating L.P.
                                            2727 North Loop West, 7th Floor
                                            Houston, Texas 77008
                                            Phone:  (713) 880-6500
                                            Fax:  (713) 880-6570
                                            Attention: President

                  With copies to:           Enterprise Products Texas Operating L.P.
                                            2727 North Loop West, 7th Floor
                                            Houston, Texas 77008
                                            Phone:  (713) 880-6500
                                            Fax:  (713) 880-6570
                                            Attention: Chief Legal Officer

                                            Baker Botts L.L.P.
                                            910 Louisiana Street
                                            Houston, TX  77002-4995
                                            Phone:  (713) 229-1234
                                            Fax:  (713) 229-1522
                                            Attention: Josh Davidson

                  Seller (on behalf of all Diamond-Koch, L.P. Parties):
                                            20 E. Greenway Plaza
                                            Houston, Texas 77046
                                            Attention: President
                                            Phone:  (713) 544-7811
                                            Fax: (713) 544-7820

                  With copies to:           James B. Lowery
                                            Smith Lewis, LLP
                                            901 East Broadway, Suite 100
                                            Columbia, MO  65201-4857
                                            Phone:  (573) 443-3141
                                            Fax:  (573) 442-6686

                                            General Counsel
                                            Koch D-K I, Inc.
                                            4111 E. 37th Street North
                                            Wichita, KS  67220
                                            Phone:  (316) 828-5728
                                            Fax:  (316) 828-5803

                                            Executive Vice-President and Chief Legal Officer
                                            Valero Energy Corporation
                                            1 Valero Place
                                            San Antonio, TX  73212
                                            Phone:  (210) 370-2030
                                            Fax:  (210) 370-2490

12.12    Dispute Resolution.

         (a)      This Agreement is made in Texas and shall be governed by Texas law pursuant to Section 12.08.  In relation to any dispute resolution, legal action, or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (the "Enforcement Proceedings"), each of the Parties irrevocably agrees to conduct such proceedings in an appropriate federal or state court sitting in Houston, Harris County, Texas, and submits to the exclusive jurisdiction of such courts and waives any objection to Enforcement Proceedings in such courts on the grounds of jurisdiction, venue, or on the grounds that the Enforcement Proceedings have been brought in an inconvenient forum.

         (b)      The Parties agree that all claims, controversies, and disputes arising out of or relating to this
                  Agreement, or to the breach, termination, interpretation, or validity thereof (the "Disputes")
                  shall be handled as follows: The Party initiating the Dispute shall first give notice of the
                  Dispute to the other Party.  Executives (of each Party) having authority to settle the Dispute shall then meet and negotiate to resolve the Dispute. If such executives fail to meet or are unable to resolve the Dispute within thirty (30) days after the notice from the Party initiating the Dispute, the Parties shall endeavor to settle the dispute by mediation under the
                  Mediation Procedure of the CPR Institute for Dispute Resolution ("CPR") in effect on the date of this Agreement. The Parties have agreed that CPR shall select a mediator in any such
                  Dispute, and such person will agree to serve in that capacity and to be available on reasonable notice. If the foregoing selected individual becomes unwilling or unable to serve, CPR shall appoint another mediator. If neither of these two selected individuals is able or willing to serve, the Parties will agree on a substitute with the assistance of CPR. Unless otherwise agreed in writing, the Parties will select a mediator from the CPR Panels of Distinguished
                  Neutrals. Each Party agrees to bear fifty percent (50%) of CPR's mediation charges, including the fees and expenses of the mediator. Other costs of the mediation will be borne by the Party incurring such costs.  If the Dispute has not been resolved by mediation within sixty (60) days after the mediator has commenced such mediation, either Party shall be free to file an appropriate action in the courts identified in the prior subsection with respect to such
                  Dispute.

         (c)      Notwithstanding the foregoing, a Party shall be free to seek judicial relief in the courts specified in subsection (a) above, without resort to the dispute resolution procedures of subsection (b)
                  above, if necessary to prevent immediate or irreparable harm.

12.13    Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

         IN WITNESS WHEREOF, the Parties have hereto set their hands by their duly authorized officials as of the date set forth above.

"BUYER"

ENTERPRISE PRODUCTS TEXAS OPERATING L.P.
By:  Enterprise Products Operating, L.P., Its general partner
By:  Enterprise Products GP, LLC, Its general partner

By:  /s/ Richard H. Bachmann
------------------------------------
Printed Name: Richard H. Bachmann
Title: Executive Vice-President

ENTERPRISE PRODUCTS PARTNERS L.P. HEREBY IRREVOCABLY AND UNCONDITIONALLY GUARANTEES TO SELLER AND SELLER
GUARANTORS THE OBLIGATIONS OF BUYER UNDER SECTIONS 2.03, 6.10, 7.01, 7.07, 7.08 9.02, 10.02, 10.03, 11.01, 11.02
AND 12.01 OF THE FOREGOING AGREEMENT.  THIS GUARANTY IS A CONTINUING GUARANTY OF PAYMENT AND NOT OF COLLECTION,
AND WILL REMAIN IN FULL FORCE AND EFFECT PENDING FULL PERFORMANCE OF THE FOREGOING SECTIONS OF THE FOREGOING
AGREEMENT AND THE UNDERTAKINGS PROVIDED IN THIS GUARANTY.

ENTERPRISE PRODUCTS PARTNERS L.P.
By:  Enterprise Products GP, LLC
Its General Partner

By:  /s/ Richard H. Bachmann
-------------------------------------
Printed Name:  Richard H. Bachmann
Title:  Executive Vice President
 "SELLER"

DIAMOND-KOCH, L.P                                             DIAMOND-KOCH III, L.P.
By: D-K Diamond-Koch, L.L.C.                                  By: D-K Diamond-Koch, L.L.C.
Its General Partner                                           Its General Partner

By: /s/ Damon Cox                                             By: /s/ Damon Cox
-------------------------------------                         -------------------------------------
Printed Name:  Damon Cox                                      Printed Name: Damon Cox
Title: Attorney-in-Fact                                       Title: Attorney-in-Fact

[Remainder of Page Intentionally Left Blank]

KOCH INDUSTRIES, INC. AND VALERO ENERGY CORPORATION, SEVERALLY AND NOT JOINTLY, HEREBY IRREVOCABLY AND
UNCONDITIONALLY GUARANTEE THE OBLIGATIONS OF SELLER UNDER SECTIONS 2.04, 6.06, 6.07, 6.08, 6.10, 7.01, 7.07,
7.08, 9.02, 9.05, 10.02, 11.01, 11.02 AND 12.01 OF THE FOREGOING AGREEMENT.  THIS GUARANTY IS A CONTINUING
GUARANTY OF PAYMENT AND NOT OF COLLECTION, AND WILL REMAIN IN FULL FORCE AND EFFECT PENDING FULL PERFORMANCE OF
THE FOREGOING SECTIONS OF THE FOREGOING AGREEMENT AND THE UNDERTAKINGS PROVIDED IN THIS GUARANTY.

Koch Industries, Inc.                                         Valero Energy Corporation

By:  /s/ Joseph W. Moeller                                    By:  /s/ William R. Klesse
-------------------------------------                         -------------------------------------
Printed Name:  Joseph W. Moeller                              Printed Name:  William R. Klesse
Title:  President and COO                                     Title:  Executive Vice President